Exhibit 10.1

Published Deal CUSIP Number: 12630UAA4

Revolver CUSIP Number: 12630UAB2

Term A CUSIP Number: 12630UAC0

Term B CUSIP Number: 12630UAD8

CREDIT AGREEMENT

dated as of April 17, 2013

among

CSC HOLDINGS, LLC,

as the Company,

CERTAIN SUBSIDIARIES OF THE COMPANY,

as Restricted Subsidiaries,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent and L/C Issuer,

BANK OF AMERICA, N.A.,

J. P. MORGAN SECURITIES LLC, THE BANK OF NOVA SCOTIA,

BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND

INVESTMENT BANK, CITIGROUP GLOBAL MARKETS INC., BNP PARIBAS

SECURITIES CORP. AND ROYAL BANK OF CANADA,

as Joint Lead Arrangers and Joint Bookrunners,

THE ROYAL BANK OF SCOTLAND PLC, SUNTRUST ROBINSON

HUMPHREY, INC., U.S. BANK NATIONAL ASSOCIATION, DEUTSCHE BANK

SECURITIES INC., CREDIT SUISSE SECURITIES (USA) LLC, TD

SECURITIES AND NATIXIS SECURITIES AMERICAS LLC,

as Joint Bookrunners,

J. P. MORGAN CHASE BANK, NATIONAL ASSOCIATION, THE BANK OF

NOVA SCOTIA, BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE

AND INVESTMENT BANK, AND CITICORP NORTH AMERICA INC.,

as Co-Syndication Agents,

BNP PARIBAS, ROYAL BANK OF CANADA, THE ROYAL BANK OF

SCOTLAND PLC, SUNTRUST BANK, AND U.S. BANK NATIONAL

ASSOCIATION,

As Co-Documentation Agents

i

Schedule 1.01(i)	Restricted Subsidiaries
Schedule 1.01(ii)	Unrestricted Subsidiaries
Schedule 1.01(iii)	Guarantors
Schedule 2.01	Commitments and Applicable Percentages
Schedule 2.03	Existing Letters of Credit
Schedule 6.02	Affiliates
Schedule 6.03	Required Consents and Regulatory Approvals
Schedule 6.05	Existing Litigation
Schedule 6.14	Existing Franchises
Schedule 6.16	Existing Investments
Schedule 7.12	Existing Indebtedness
Schedule 7.13	Existing Guarantees
Schedule 7.14	Existing Liens
Schedule 7.20	Transactions with Affiliates
Schedule 10.02	Certain Addresses for Notices
Schedule 10.06	Processing and Recordation Fees

EXHIBIT A	Form of Committed Loan Notice
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Credit Note
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D-1	Form of Certificate as to Quarterly Financial Statements
EXHIBIT D-2	Form of Certificate as to Annual Financial Statements
EXHIBIT E	Form of Opinion of Counsel to the Company and the Restricted Subsidiaries
EXHIBIT F-1	Form of Opinion of Special New York Counsel to the Company and the Restricted Subsidiaries
EXHIBIT F-2	Form of Opinion of Special FCC Counsel to the Company and the Restricted Subsidiaries
EXHIBIT G	Form of Opinion of Special New York Counsel to the Administrative Agent

EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT J-1	Form of Additional Revolver/Term A Facility Supplement
EXHIBIT J-2	Form of Additional Revolver/Term B Facility Supplement
EXHIBIT K-1	Form of Extended Additional Facility Agreement
EXHIBIT K-2	Form of Extended Revolving Credit Facility Agreement
EXHIBIT K-3	Form of Extended Term A Facility Agreement
EXHIBIT K-4	Form of Extended Term B Facility Agreement
EXHIBIT L	Form of Joinder Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 17, 2013 (this “Credit Agreement”), among CSC HOLDINGS, LLC, a Delaware limited liability company (the “Company”), the Restricted Subsidiaries identified herein, the lenders which are parties hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

WHEREAS, the Company and the Restricted Subsidiaries have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth in Section 7.10, including the repayment in full of all amounts outstanding under the Existing Credit Agreement (as defined below) and the replacement thereof with these facilities, and the Lenders are willing to do so on the terms and conditions set forth herein, and each of the Guarantors expects to derive benefit, directly or indirectly, from such extensions of credit.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Accession Agreement” means a duly executed accession agreement to an Extended Facility Agreement, substantially in the form attached as Exhibit B to an Extended Term A Facility Agreement or Extended Revolving Credit Facility Agreement, as applicable.

“Accession Effective Date” has the meaning specified in Section 2.15(a).

“Accumulated Funding Deficiency” shall mean an accumulated funding deficiency as defined in Section 304(a) of ERISA.

“Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a Subsidiary or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

“Additional Facility” means any additional tranche of commitments and loans established pursuant to an Additional Facility Supplement.

“Additional Facility Borrowing” means, with regard to an Additional Facility, a borrowing consisting of simultaneous Additional Facility Loans outstanding under the same Additional Facility of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Additional Facility Lenders party to, and pursuant to Section 1 of, the respective Additional Facility Supplement.

“Additional Facility Closing Date” means, with regard to an Additional Facility, the first date all the conditions precedent set forth in the respective Additional Facility Supplement are satisfied or waived in accordance with Section 2.15(d).

“Additional Facility Commitment” means, with regard to an Additional Facility, as to each Additional Facility Lender, its obligation to make Additional Facility Loans to the Company pursuant to Section 1 of the respective Additional Facility Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to such Additional Facility Supplement under the caption “Additional Term Facility Commitment” or “Additional Revolving Credit Commitment”, as applicable, or opposite such caption in the Assignment and Assumption pursuant to which such Additional Facility Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Additional Facility Lender” means, at any time, with regard to an Additional Facility, (a) on or prior to the respective Additional Facility Closing Date, any Lender that has an Additional Facility Commitment under that Additional Facility at such time and (b) at any time after such Additional Facility Closing Date, any Lender that holds Additional Facility Loans or Additional Facility Commitments under that Additional Facility at such time.

“Additional Facility Loan” means, with regard to an Additional Facility, an advance made by an Additional Facility Lender under such Additional Facility.

“Additional Facility Note” means, with regard to an Additional Facility, a promissory note made by the Company in favor of an Additional Facility Lender under such Additional Facility, evidencing Additional Facility Loans made by such Additional Facility Lender under such Additional Facility, substantially in the form of Schedule I to the respective Additional Facility Supplement.

“Additional Facility Supplement” means either an Additional Revolver/Term A Facility Supplement or an Additional Term B Facility Supplement, as the context may require.

“Additional Revolver Facility” means an Additional Facility designated as an “Additional Revolver Facility” by the Company and established pursuant to an Additional Revolver/Term A Facility Supplement.

“Additional Revolver/Term A Facility Supplement” means a supplement to this Credit Agreement in substantially the form of Exhibit J-1 hereto duly completed such that such supplement shall set forth the terms and conditions relating to an Additional Revolver/Term A Facility.

“Additional Term A Facility” means an Additional Facility designated as an “Additional Term A Facility” by the Company and established pursuant to an Additional Revolver/Term A Facility Supplement.

“Additional Term B Facility” means an Additional Facility designated as an “Additional Term B Facility” by the Company and established pursuant to an Additional Term B Facility Supplement.

“Additional Term B Facility Supplement” means a supplement to this Credit Agreement in substantially the form of Exhibit J-2 hereto duly completed such that such supplement shall set forth the terms and conditions relating to an Additional Term B Facility.

“Additional Term Facility” means an Additional Term A Facility or an Additional Term B Facility.

“Additional Term Facility Amount” means, at any time, with regard to an Additional Term Facility, (a) on or prior to an Additional Facility Closing Date, the aggregate amount of the “Additional Term Facility Commitments” set forth in the respective Additional Facility Supplement at such time and (b) thereafter, the aggregate principal amount of all Loans outstanding funded pursuant to such Additional Term Facility Commitments.

“Additional Term Facility Commitment” means, with regard to an Additional Facility, as to each Additional Facility Lender thereunder, its obligation to make Loans to the Company pursuant to Section 1 of the respective Additional Facility Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to such Additional Facility Supplement under the caption “Additional Term Facility Commitment”, or opposite such caption in the Assignment and Assumption pursuant to which such Additional Facility Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Administrative Agent” shall mean Bank of America in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Section 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by”, “under common control with” and “controlling”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and provided further that no individual shall be an Affiliate of a corporation or partnership solely by reason of his or her being an officer, director or partner of such entity, except in the case of a partner if his or her interests in such partnership shall qualify him or her as an Affiliate.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement Date” means April 17, 2013.

“Annualized Operating Cash Flow” means, as at any date, an amount equal to the sum of (i) Operating Cash Flow (excluding any unusual or non-recurring cash items of the Company and its Restricted Subsidiaries in excess of $10,000,000 included in deriving Operating Cash Flow in such period) for the period of three complete consecutive calendar months ending on or most recently prior to such date, multiplied by four, plus (ii) any items excluded in clause (i) above.

“Applicable Indenture” means the Indenture, dated as of November 15, 2011, between the Company and U.S. Bank National Association, as trustee.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by the principal amount of such Term B Lender’s Term B Loans at such time, (c) in respect of an Additional Facility, with respect to any Additional Facility Lender party thereto at any time, the percentage (carried out to the ninth decimal place) of the Additional Facility Amount represented by (i) on or prior to the respective Additional Facility Closing Date, such Additional Facility Lender’s Additional Term Facility Commitment at such time and (ii) thereafter, the principal amount of such Additional Facility Lender’s Additional Facility Loans funded pursuant to such Additional Term Facility Commitment at such time, (d) in respect of an Extended Facility, with respect to any Extended Facility Lender party thereto at any time, the percentage (carried out to the ninth decimal place) of the Extended Term Facility Amount represented by the principal amount of such Extended

Facility Lender’s Extended Facility Loans at such time under such Extended Facility and (e) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Section 2.01 (or, in the case of any Additional Facility Lender, on Schedule I to the respective Additional Facility Supplement, if any) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (a) with respect to the Term A Facility and the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Cash Flow Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(d), provided that, (i) through and including the date of the delivery of the Compliance Certificate delivered to the Lenders pursuant to Section 7.01(d) for the quarter ending September 30, 2013, the Applicable Rate in respect of the Term A Facility and the Revolving Credit Facility shall be (i) 2.00% per annum for Eurodollar Rate Loans and (ii) 1.00% per annum for Base Rate Loans:

		Revolving Credit Facility and Term A Facility
Pricing Level	Cash Flow Ratio	Eurodollar Rate (Letters of Credit)	Base Rate

1	<2.25:1	1.50%	0.50%
2	≥2.25:1 but <3.00:1	1.75%	0.75%
3	≥3.00:1 but <3.75:1	2.00%	1.00%
4	≥3.75:1	2.25%	1.25%

(b) with respect to the Term B Facility, (i) 2.50% per annum for Eurodollar Rate Loans and (ii) 1.50% per annum for Base Rate Loans, and (c) in respect of any Additional Facility, the rate specified as such in the respective Additional Facility Supplement.

Any increase or decrease in the Applicable Rate resulting from a change in the Cash Flow Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply in respect of the Term A Facility and the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility, the Revolving Credit Facility, the Term B Facility or the Additional Facilities, if any, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan, a Revolving Credit Loan, a Term B Loan or an Additional Facility Loan, if any, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(c)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the applicable Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means the letter agreement, dated April 16, 2013, among the Company and Bank of America.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the sum of (i) the Eurodollar Rate for an interest period of one month at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day), and (ii) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan, a Term A Loan, a Term B Loan or an Additional Facility Loan, if any, that bears interest based on the Base Rate.

“Borrowing” means a Revolving Credit Borrowing, a Term A Borrowing, a Term B Borrowing or an Additional Facility Borrowing, if any, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Accounting Standards Codification Topic 840 of the Financial Accounting Standards Board) and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Topic 840).

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 397 days after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 397 days after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 397 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) fully collateralized repurchase agreements with financial institutions having a rating of at least A- from S&P or at least Baa from Moody’s; (e) certificates of deposit, time deposits or bankers’ acceptances maturing within 397 days after such date and issued or accepted (x) by any Lender or (y) by any foreign bank or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (f) shares of any money market mutual fund that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) has portfolio assets of not less than $3,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s for money market funds in the United States; and (g) shares in money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Flow Ratio” shall mean, as at any date, the ratio of (i) (x) the sum of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries outstanding on such date (determined on a consolidated basis) plus (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all L/C Obligations outstanding on such date (y) minus Unrestricted Cash as of such date in an aggregate amount not to exceed $500,000,000 to (ii) Annualized Operating Cash Flow determined as at the last day of the quarter covered by the then most recent Compliance Certificate delivered to the Lenders pursuant to Section 7.01(d) hereof, a copy of which has been delivered to the Administrative Agent (and any change in such ratio as a result of a change in the amount of Indebtedness or Letters of Credit shall be effective as of the date such change shall occur and any change in such ratio as a result of a change in the amount of Annualized Operating Cash Flow shall be effective as of the date of receipt by the Administrative Agent of the Compliance Certificate delivered pursuant to Section 7.01(d) hereof, reflecting such change). Notwithstanding the foregoing, for purposes of calculating the Cash Flow Ratio, there shall be excluded from Indebtedness, to the extent otherwise included as Indebtedness, (A) any deferred or contingent obligation of the Company to pay the consideration for an Investment not prohibited by Section 7.17 hereof to the extent such obligation can be satisfied with the delivery of common stock of the Parent Corp. or other equity interests of the Parent Corp. and the Company covenants and agrees in a notice to the Administrative Agent that such obligation shall be satisfied solely by the delivery of such common stock or other equity interests; (B) any deferred purchase price in connection with any acquisition not prohibited by Section 7.17 to the extent that the Company’s obligations in respect of such deferred purchase price consist solely of an agreement to deliver common stock of the Parent Corp. or other equity interests of the Parent Corp.; (C) all obligations under any interest rate Swap Contract; and (D)(x) all obligations under any Guarantee permitted under subparagraph (viii) of Section 7.13 hereof and (y) all obligations under any Guarantee not prohibited by Section 7.13 hereof so long as the obligations under such Guarantees referred to in this clause (y) are payable, solely at the option of the Company, in common stock of the Parent Corp. or other equity interests of the Parent Corp. and the Company covenants and agrees in a notice to the Administrative Agent that such obligation shall be satisfied solely by the delivery of such common stock or other equity interests.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 10.01(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” shall mean Bank of America in its capacity as collateral agent for the Lenders under the Pledge Agreement and its successors in such capacity.

“Collateral Documents” means, collectively, the Pledge Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means a Term A Commitment, a Revolving Credit Commitment, a Term B Commitment or an Additional Facility Commitment, if any, as the context may require.

“Commitment Fee” shall have the meaning given to such term in Section 2.08(a) hereof and in each Extended Revolving Credit Facility Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Company” shall have the meaning given to such term in the preamble to this Credit Agreement.

“Company Materials” has the meaning specified in Section 7.01

“Compliance Certificate” shall mean a certificate of the Treasurer or another senior financial officer of the Company in substantially the form of Exhibit C hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Tangible Assets” of any Person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Instruments” shall mean, collectively, the respective notes and debentures evidencing, and indentures and other agreements governing, any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term Disposition specifically excludes (i) dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) dispositions of accounts receivable, inventory or other property, all in the ordinary course of business; (iii) dispositions of property by any Restricted Subsidiary to the Company or to another Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor and (iv) dispositions of the Equity Interests in or the property or assets of any Unrestricted Subsidiary.

“Dolan” shall mean Charles F. Dolan.

“Dolan Family Interests” shall mean (i) any Dolan Family Member, (ii) any trust for the benefit of any Dolan Family Member or Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Member or Members, (iv) any executor, administrator, conservator or legal or personal representative of any Person or Persons specified in clause (i), (ii) or (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Members” shall mean Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Eligible Assignee” means (a) with respect to any assignment of any Revolving Credit Commitment or Revolving Credit Loan, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, and (iii) any other Person (other than a natural person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Commitment, the L/C Issuer, and (C) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed) and (b) with respect to any assignment of any Term Commitment or Term Loan, (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) the Company (subject to the provisions of Section 10.06(b)(v)) and (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent, and (B) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have approved the assignment to such Person unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, when used with respect to a Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which the Company is a member.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination

“Eurodollar Rate Loan” means a Revolving Credit Loan, a Term A Loan, a Term B Loan or an Additional Facility Loan, if any, that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events described in Article VIII hereof.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a material portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 365 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Excluded Indebtedness” shall have the meaning given to such term in Section 8.01(e).

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Secured Hedge Agreement, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Secured Hedge Agreement (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or the L/C Issuer, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed on it (in lieu of net income taxes), and branch profits Taxes imposed on it, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.12), any U.S. federal withholding tax that (A) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 3.01(b) or (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f) and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February, 24, 2006, first amended and restated in its entirety as of May 27, 2009 and further amended and restated in its entirety as of April 13, 2010, and as amended to the Closing Date, among the Company, the Restricted Subsidiaries identified therein, Bank of America, N.A., as administrative agent, and a syndicate of lenders.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.03.

“Extended Additional Facility” means an Extended Facility designated as an “Extended Additional Facility” by the Company and established pursuant to an Extended Additional Facility Agreement.

“Extended Additional Facility Agreement” means an agreement substantially the form of Exhibit K-1 hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Additional Facility.

“Extended Facility” means any additional tranche reflecting an extension of the maturity and, if applicable, amortization schedule of any Facility established pursuant to an Extended Facility Agreement, with such Extended Facility Agreement to specify the tranche designation of such extended Facility, which may be the same designation as an extended prior Facility if the terms and conditions, including maturity date, amortization schedule, interest rate and extension fees, are identical.

“Extended Facility Agreement” means an Extended Revolving Credit Facility Agreement, an Extended Term A Facility Agreement, an Extended Term B Facility Agreement or an Extended Additional Facility Agreement, as the context may require.

“Extended Facility Closing Date” means, with regard to an Extended Facility, the first date all the conditions precedent set forth in the respective Extended Facility Agreement are satisfied or waived in accordance with Section 2.15(d).

“Extended Facility Lender” means, at any time, with regard to an Extended Facility, any Lender that holds Extended Facility Loans or Commitments under such Extended Facility at such time.

“Extended Facility Loan” means, with regard to an Extended Facility, an advance made by an Extended Facility Lender under such Extended Facility.

“Extended Facility Note” means, with regard to an Extended Facility, a promissory note made by the Company in favor of an Extended Facility Lender under such Extended Facility, evidencing Extended Facility Loans made by such Extended Facility Lender under such Extended Facility, substantially in the form of Exhibit A to the respective Extended Facility Agreement.

“Extended Revolving Credit Facility” means an Extended Facility designated as an “Extended Revolving Credit Facility” by the Company and established pursuant to an Extended Revolving Credit Facility Agreement.

“Extended Revolving Credit Facility Agreement” means an agreement in substantially the form of Exhibit K-2 hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Revolving Credit Facility.

“Extended Term A Facility” means an Extended Facility designated as an “Extended Term A Facility” by the Company and established pursuant to an Extended Term A Facility Agreement.

“Extended Term A Facility Agreement” means an agreement in substantially the form of Exhibit K-3 hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Term A Facility.

“Extended Term B Facility” means an Extended Facility designated as an “Extended Term B Facility” by the Company and established pursuant to an Extended Term B Facility Agreement.

“Extended Term B Facility Agreement” means an agreement substantially the form of Exhibit K-4 hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Term B Facility.

“Extended Term Facility” means an Extended Term A Facility or an Extended Term B Facility.

“Extended Term Facility Amount” means, at any time, with regard to an Extended Term Facility, the aggregate principal amount of all Extended Facility Loans outstanding thereunder.

“Facility” means the Term A Facility, the Revolving Credit Facility, the Term B Facility, an Additional Facility (other than an Additional Facility that is a Revolving Credit Facility) or an Extended Facility (other than an Extended Facility that is a Revolving Credit Facility), as the context may require.

“Facility Fee Letter” means the letter agreement, dated as of April 15, 2013, among the Company and the Joint Lead Arrangers.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Facility Fee Letter and the Bank of America Fee Letter.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Franchise” shall mean a franchise, license or other authorization or right to construct, own, operate, promote and/or otherwise exploit any cable television system granted by the Federal Communications Commission (or any successor agency of the Federal government) or any state, county, city, town, village or other local governmental authority.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board Accounting Standards Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lenders” shall have the meaning set forth in Section 10.06(h).

“Guarantee” shall have the meaning given to such term in Section 7.13.

“Guarantors” shall mean the Persons set forth on Schedule 1.01(iii) hereto and each New Restricted Subsidiary required to become a Guarantor pursuant to Section 7.08.

“Guaranty” means the Guaranty made by the Guarantors under Article IV in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Honor Date” shall have the meaning given to such term in Section 2.03(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.13(d).

“Indebtedness” shall mean, as to any Person, Capital Lease Obligations of such Person and other indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services other than accounts payable (other than for borrowed money) incurred in the ordinary course of business of such Person. Without limiting the generality of the foregoing, such term shall include (a) when applied to the Company and/or any Restricted Subsidiary, all obligations of the Company and/or any Restricted Subsidiary under Swap Contracts, (b) when applied to the Company or any other Person, all Indebtedness of others Guaranteed by such Person and (c) preferred shares or equity of the Company issued after the Agreement Date (other than New Preferred Stock).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or such other period that is twelve months or less requested by the Company and consented to by the affected Lenders) thereafter, as selected by the Company in its Committed Loan Notice; provided that:

(a) the Interest Period with respect to any Eurodollar Rate Loans made (or for which a notice of conversion has been delivered in accordance with Section 2.02) on the Closing Date shall be the period commencing on the Closing Date (or the conversion date) and ending on May 31, 2013;

(b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d) no Interest Period shall extend beyond the applicable Maturity Date of the Facility under which such Loan was made.

“Investments” shall have the meaning given to such term in Section 7.17.

“ISP” shall mean the International Standby Practices (ISP98) International Chamber of Commerce Publication No. 590, as the same may be amended and as in effect from time to time.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company or any Subsidiary or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joint Lead Arrangers” means Bank of America, N.A., J.P. Morgan Securities LLC, The Bank of Nova Scotia, Barclays Bank PLC and Credit Agricole Corporate and Investment Bank, Citigroup Global Markets Inc., BNP Paribas Securities Corp. and Royal Bank of Canada.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means the banks or other financial institutions which are parties hereto, including any Additional Facility Lender, together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the last Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Sublimit” means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Liens” shall have the meaning given to such term in Section 7.14.

“Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Credit Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letters, (e) each Issuer Document, (f) each Secured Hedge Agreement, (g) each Secured Cash Management Agreement, (h) each Additional Facility Supplement, if any, and (i) each Extended Facility Agreement, if any; provided that for purposes of the definition of “Material Adverse Effect” and Articles V through IX and Section 10.01, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Company and each Restricted Subsidiary.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Materially Adverse Effect” shall mean a materially adverse effect upon (i) the business, assets, financial condition or results of operations of the Company and the Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP, (ii) the ability of the Company and the Restricted Subsidiaries taken as a whole to perform the Obligations hereunder or (iii) the legality, validity, binding nature or enforceability of this Credit Agreement or any other Loan Document or the validity, perfection, priority or enforceability of the security interest created, or purported to be created, by the Pledge Agreement.

“Maturity Date” means (a) with respect to the Revolving Credit Facility (other than any portion constituting an Additional Facility or an Extended Facility) and the Term A Facility, April 17, 2018, (b) with respect to the Term B Facility, April 17, 2020, (c) with respect to each Additional Facility, if any, the date specified as such in the respective Additional Facility Supplement and (d) with respect to each Extended Facility, if any, the date specified as such in the respective Extended Facility Agreement.

“Maximum Facilities Limit” means, with respect to an increase to a Facility, an Extended Facility or an Additional Facility, an amount equal to the greater of (x) $4,808,510,000 minus the aggregate amount of all undrawn Commitments and Loans outstanding under all other existing Facilities (including all other Additional Facilities, Extended Facilities and increases to Facilities being effected on such date, but after giving effect to any repayments of Loans (and reductions of Commitments) to be made with the proceeds of any such Additional Facility, Extended Facility or increased Facility on such date as evidenced by an irrevocable notice delivered by the Company on such date in the manner set forth in Section 2.04(a) or Section 2.05(a), as applicable), and (y) an amount such that after giving effect to the incurrence thereof and each other Additional Facility, Extended Facility or increase in a Facility being effected on such date

(assuming the full drawing of the Revolving Credit Commitment and any Additional Revolving Credit Commitment), and the use of proceeds thereof, the Senior Secured Leverage Ratio will not exceed 3.50 to 1.00.

“Minimum Required Contribution” means a minimum required contribution as defined in Section 303(a) of ERISA.

“MNPI” means material nonpublic information with respect to the Company and its securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Monetization Indebtedness” shall mean Indebtedness of the Company or a Restricted Subsidiary under prepaid forward contracts or similar arrangements that require, inter alia, the Company or such Restricted Subsidiary to deliver, at maturity or upon termination of such contract or arrangement, the capital stock of any Person that is not an Affiliate of the Company and which capital stock is owned by the Company or such Restricted Subsidiary prior to entering into such contract or arrangement (any such capital stock being referred to herein as the “Monetized Stock”) or an aggregate amount of cash determined by reference to the fair market value of such Monetized Stock, and to pledge such Monetized Stock to secure its delivery obligation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean proceeds received by the Company or any of the Restricted Subsidiaries in cash from (x) any Disposition or the incurrence, issuance or sale of Indebtedness or capital stock of the Company or any of the Restricted Subsidiaries, in each case after deduction of the costs of, and any income, franchise, transfer or other tax liability arising from, such sale, disposition, incurrence or issuance, (y) a capital contribution in respect of the common stock of any class of the Company to the Company by the holder thereof, or (z) any insurance, condemnation awards or other payment with respect to an Event of Loss, after deduction of the costs of, and any income, franchise, transfer or other tax liability arising therefrom. If any amount payable to the Company or any such Restricted Subsidiary in respect of any such incurrence or issuance shall be or become evidenced by any promissory note or other negotiable or non-negotiable instrument, the cash proceeds received on any such note or instrument shall constitute Net Cash Proceeds.

“New Preferred Stock” shall mean any preferred stock of the Company issued after the Agreement Date, provided that pursuant to the terms thereof and of any provision of the Company’s charter in respect thereof, such preferred stock is neither (i) redeemable, payable or required to be purchased or otherwise retired or extinguished in whole or in part (other than with common stock or other New Preferred Stock of the Company), or convertible into any Indebtedness of the Company, at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at the option of any Person other than the Company or upon the occurrence of a condition not solely within the control of the Company (such as a redemption required to be made out of future earnings) nor (ii) convertible into preferred stock of the Company that may be so retired, extinguished or converted, in the case of clause (i) or (ii) above, at any time before the date that is one year after the last Maturity Date applicable to the Facilities as in effect at the time of the issuance of such preferred stock.

“New Restricted Subsidiary” shall mean any New Subsidiary designated as a Restricted Subsidiary pursuant to Section 7.08(b) and any Unrestricted Subsidiary redesignated as a Restricted Subsidiary pursuant to Section 7.08(c).

“New Subsidiary” shall mean any Person which becomes a Subsidiary of the Company after the Closing Date.

“New Unrestricted Subsidiary” shall mean any New Subsidiary deemed an Unrestricted Subsidiary pursuant to Section 7.08(a).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note, a Term A Note, an Additional Facility Note, if any, or an Extended Facility Note, if any, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Cash Flow” shall mean, for any period, the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: (i) aggregate operating revenues minus (ii) aggregate operating expenses (including technical, programming, sales, selling, general administrative expenses and salaries and other compensation, in each case net of amounts allocated to Affiliates, but excluding depreciation and amortization and charges and credits relating to employee stock plans and restructuring charges and credits and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or writedown of Investments by the Company or any Restricted Subsidiary in Affiliates); provided, however, that for purposes of determining Operating Cash Flow for any period (A) there shall be excluded all management fees paid to the Company or any Restricted Subsidiary during such period by any Unrestricted Subsidiary other than any such amounts settled in cash to the extent not in excess of 5% of Operating Cash Flow for the Company and the Restricted Subsidiaries as determined without including any such fees and (B) Operating Cash Flow for such period shall be increased or reduced, as the case may be, by the Operating Cash Flow of assets or businesses acquired or disposed of (provided that in each case it has an impact on Annualized Operating Cash Flow of at least $2,000,000) (including by means of any redesignation of any Subsidiary pursuant to Section 7.08(c)) by the Company or any Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Company, delivered in accordance with Section 7.01 hereof rather than as applied in the financial statements of the company whose assets were acquired and may include, in the Company’s discretion, a reasonable estimate of savings under existing contracts resulting from any such acquisitions), as though the Company or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period. For purposes of this definition, operating revenues and operating expenses shall exclude any unusual or non-recurring, non-cash items in excess of $10,000,000.

“Original Principal Amount” as applied to any Term Facility (the “Amortizing Facility”) shall mean (i) the aggregate principal amount of all Term Loans made under such Amortizing Facility when first established and prior to the making of any amortization payments with respect to such Facility plus (ii) the Notional Amount of each Term Loan made under such Facility in connection with an increase thereto pursuant to Section 2.13 plus (iii) the Notional Amount of each Term Loan made under another Facility which is extended into such Amortizing Facility pursuant to Section 2.15 minus (iv) the Notional Amount of each Term Loan made under such Facility which is extended into another Facility pursuant to Section 2.15. The “Notional Amount” of any Term Loan referred to in clause (ii), (iii) or (iv) of the immediately preceding sentence means the principal amount of such Term Loan at the time the same is made in connection with an increase pursuant to Section 2.13 or at the time the same is made pursuant to Section 2.15 divided by a number equal to (x) 1 minus (y) the sum of the percentages (expressed as a fraction) of scheduled amortization payments made under the Amortizing Facility prior to the extension or making of such Term Loan pursuant to Section 2.13 or Section 2.15, as applicable. By way of example, if a $50,000,000 Term Loan is extended into the Amortizing Facility that had an Original Principal Amount when established of $500,000,000 and there have been two scheduled amortization payments under such Amortizing Facility (5% for the first and 15% for the second), the Notional Amount of such Term Loan would be (i) $50,000,000 divided by 4/5 (that fraction being equal to 1 minus 1/5 (which is 5% plus 15% expressed as a fraction)), or $62,500,000, and after the extension, the new Original Principal Amount, for amortization purposes, would be $562,500,000 and the applicable amortization percentage would be applied to that amount on all future scheduled amortization payment dates.

“Other Connection Taxes” means with respect to the Administrative Agent, any Lender or the L/C Issuer, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.12).

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Parent Corp.” shall mean Cablevision Systems Corporation, a Delaware corporation.

“Participant” shall have the meaning given to such term in Section 10.06(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” shall mean any Indebtedness incurred, issued or sold by the Company after the Agreement Date, provided that:

(i) such Indebtedness (A) shall be unsecured and (B) shall have terms and conditions not materially more restrictive or materially more burdensome than the terms and conditions of the Loans hereunder (it being understood that, for purposes of this clause (B), a restriction on Restricted Payments contained in any such Indebtedness that is not materially more restrictive than Section 1009 of the Applicable Indenture shall be deemed no more restrictive or burdensome than the terms of the Loans hereunder);

(ii) as of the date of, and after giving effect to, the incurrence of such Indebtedness, together with all other Indebtedness being issued on such date, and after giving effect to the use of proceeds thereof to repay on such date any other outstanding Indebtedness, the Cash Flow Ratio as of such date shall be not in excess of 5.00 to 1.00; and

(iii) at the time of and immediately after giving effect to the incurrence, issuance or sale of such Indebtedness, no Event of Default shall have occurred and be continuing.

“Permitted Liens” shall mean, with respect to any Person: (i) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. Government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed); (iii) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed); (iv) Liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of such Person; (vi) any Lien on any Margin Stock; or (vii) Liens created in the ordinary course of business and customary in the relevant industry with respect to the creation of content, and the components thereof, securing the obligations not to exceed $10,000,000 in the aggregate of any of the Company and its Restricted Subsidiaries owing in respect of compensation or other payments owed for services rendered by creative or other personnel that do not constitute Indebtedness, provided that any such Lien shall attach solely to the content, or applicable component thereof, that are the subject to the arrangements giving rise to the underlying obligation.

“Permitted Restricted Subsidiary Transaction” shall mean any transaction by which any Restricted Subsidiary shall (i) pay dividends or make any distribution on its capital stock or other equity securities or pay any of its Indebtedness owed to any other Restricted Subsidiaries, (ii) make any loans or advances to any other Restricted Subsidiaries or (iii) transfer any of its properties or assets to, or merge or consolidate with or into, any other Restricted Subsidiaries.

“Permitted Term B Liens” means the following types of Liens:

(a) Liens existing on the date of this Credit Agreement;

(b) Liens on Equity Interests of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by the Company or a Restricted Subsidiary, or both, of Indebtedness of such entity;

(c) Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary;

(d) Liens granted in favor of the Company or any Restricted Subsidiary;

(e) Liens on Equity Interests of a Subsidiary securing the Facilities or any renewal or replacement of any Facility;

(f) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or a Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

(g) Liens securing interest rate Swap Contracts or “margin stock”, as defined in Regulations G and U of the Board of Governors of the Federal Reserve System;

(h) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

(i) Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings;

(j) zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(k) Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation;

(m) Liens securing the performance of bids, tenders, Leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(n) Leases under which the Company or any Restricted Subsidiary is the lessee or the lessor;

(o) purchase money mortgages or other purchase money liens (including without limitation any Capital Lease Obligations) upon any fixed or capital assets acquired after the date of this Credit Agreement, or purchase money mortgages (including without limitation Capital Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of the Company or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capital Lease Obligation) only;

(p) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(q) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(r) Liens permitted pursuant to Section 7.14;

(s) Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause (s) as permitted by clause (s) below (and successive refinancings thereof), may not exceed 15% of the Company’s Consolidated Net Tangible Assets as of the last day of the Company’s most recently completed fiscal year for which financial information is available; and

(t) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (s); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under

Section 412 of the Code and is either (i) maintained by the Company or an ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or an ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding six plan years made or had the obligation to make contributions.

“Platform” shall have the meaning given to such term in Section 7.01.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of April 17, 2013, among certain Loan Parties and the Collateral Agent.

“Pledged Equity Interests” shall have the meaning given to such term in the Pledge Agreement.

“Pledgor” shall have the meaning given to such term in the Pledge Agreement.

“Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

“Public Lender” shall have the meaning given to such term in Section 7.01.

“Qualified ECP Credit Party” means, in respect of any Hedge Agreement, each Credit Party that has total assets exceeding $10,000,000 at the time such Hedge Agreement is incurred.

“Quarter” shall mean a fiscal quarterly period of the Company.

“Receivables and Related Assets” means (a) accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or Lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets, (b) equipment, (c) inventory and (d) proceeds of all of the foregoing.

“Reduction Amount” has the meaning set forth in Section 2.04(b)(vii).

“Register” shall have the meaning given to such term in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Regulation FD” means Regulation FD as promulgated by the SEC as in effect from time to time.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” shall mean, with respect to a Plan, (i) any of the events set forth in Section 4043(c) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations)) or 4063(a) of ERISA or the regulations thereunder, (ii) any Plan failing to have an adjusted funding target attainment percentage (within the meaning of Section 436 of the Code) of less than 80% or (iii) any failure to satisfy the minimum funding standard required by Section 412 of the Code.

“Repricing Event” means (i) any prepayment or repayment of the Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate (determined consistently with generally accepted financial practice and, in any event, including margins, “floors”, upfront or similar fees or original issue discount payable to lenders in the primary syndication of such Facility but excluding any arrangement, commitment or similar fees in connection therewith) less than the “effective” interest rate applicable to the Term B Loans (as determined on the same basis) and (ii) any amendment hereto that, directly or indirectly, reduces the Applicable Rate or the “effective” interest rate applicable to the Term B Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Additional Facility Lenders” means, with regard to an Additional Facility (other than a Revolving Credit Facility), if any, as of any date of determination, Additional Facility Lenders holding more than 50% of such Additional Facility on such date; provided that the portion of such Additional Term Facility Amount held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Additional Facility Lenders.

“Required Extended Facility Lenders” means, with regard to an Extended Facility, as of any date of determination, Extended Facility Lenders holding more than 50% of such Extended Facility on such date; provided that the portion of such Extended Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Extended Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolver/Term A Lenders” means, as of any date of determination, Lenders (other than Term B Lenders, if any) holding more than 50% of the sum of the (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) less the Outstanding Amount of the Term B Loans, if any, and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender (other than a Term B Lender, if any) shall be excluded for purposes of making a determination of Required Revolver/Term A Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Tranche Lenders” means, as of any date of determination, Term A Tranche Lenders holding more than 50% of the applicable Term A Tranche Facility on such date; provided that the portion of the applicable Term A Tranche Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Tranche Lenders.

“Required Term B Tranche Lenders” means, as of any date of determination, Term B Tranche Lenders holding more than 50% of the applicable Term B Tranche Facility on such date; provided that the portion of the applicable Term B Tranche Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Tranche Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” shall mean direct or indirect distributions, dividends or other payments by the Company or any Restricted Subsidiary on account of (including, without limitation, sinking fund or other payments on account of the redemption, retirement, purchase or acquisition of) any general or limited partnership or joint venture interest in, or any capital stock of, the Company or such Restricted Subsidiary, as the case may be (whether made in cash, property or other obligations), other than any such distributions, dividends and other payments made by a Restricted Subsidiary to the Company or another Restricted Subsidiary in respect of such interest in or stock of the former held by the latter.

“Restricted Subsidiaries” shall mean the Persons set forth on Schedule 1.01(i) hereto and any New Restricted Subsidiary, provided that any Restricted Subsidiary redesignated as an Unrestricted Subsidiary pursuant to and in compliance with Section 7.08(c) shall cease to be a Restricted Subsidiary.

“Revolver/Term A Default” means any event or condition that constitutes a Revolver/Term A Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Revolver/Term A Event of Default.

“Revolver/Term A Event of Default” means any Event of Default contained in clauses (b)(i), (c), (d)(i), (f), (i)(i), (j), and (k) of Section 8.01.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Company pursuant to Section 2.01(c), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment”, opposite such Lender’s name on Schedule I to an Additional Revolver/Term A Facility Supplement under the caption “Additional Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Company in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other similar governmental sanctions authority having authority over the Company or any Subsidiary.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” shall mean the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2012.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII that is entered into by and between the Company and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are stated to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934 and the applicable rules and regulations promulgated by the SEC thereunder.

“Securitization Subsidiary” means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the

Company or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables and Related Assets) and (b) none of the Company or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.

“Senior Secured Leverage Ratio” shall mean, as at any date, the ratio of (i) the Total Outstandings on such date minus Unrestricted Cash as of such date in an aggregate amount not to exceed $500,000,000 to (ii) Annualized Operating Cash Flow determined as at the last day of the month covered by the then most recent Compliance Certificate delivered to the Lenders pursuant to Section 7.01(d) hereof, a copy of which has been delivered to the Administrative Agent (and any change in such ratio as a result of a change in the amount of Total Outstandings shall be effective as of the date such change shall occur and any change in such ratio as a result of a change in the amount of Annualized Operating Cash Flow shall be effective as of the date of receipt by the Administrative Agent of the Compliance Certificate delivered pursuant to Section 7.01(d) hereof reflecting such change).

“Solvency Certificate” shall mean a certificate of a senior financial executive of the Company in form and substance satisfactory to the Administrative Agent in its sole discretion.

“SPC” has the meaning specified in Section 10.06(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign

Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges (including withholdings) imposed by any Governmental Authority with authority to impose the same, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Tranche Loans outstanding under the same Term A Tranche Facility of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the Company in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit B-1.

“Term A Tranche Facility” means the Term A Facility, an Additional Term A Facility or any Extended Term A Facility, as the context may require.

“Term A Tranche Lender” means a Term A Lender, a Lender party to an Additional Term A Facility or a Lender party to any Extended Term A Facility, as the context may require.

“Term A Tranche Loan” means a Term A Loan, a Loan made under an Additional Term A Facility or a Loan made under an Extended Term A Facility, as the context may require.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Tranche Loans outstanding under the same Term B Tranche Facility of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Company pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Tranche Facility” means the Term B Facility, an Additional Term B Facility or any Extended Term B Facility, as the context may require.

“Term B Tranche Lender” means a Term B Lender, a Lender party to an Additional Term B Lender or a Lender party to any Extended Term B Facility, as the context may require.

“Term B Tranche Loan” means a Term B Loan, a Loan made under an Additional Term B Loan or a Loan made under an Extended Term B Facility, as the context may require.

“Term Borrowing” means a Term A Borrowing, a Term B Borrowing or an Additional Facility Borrowing (other than a Revolving Credit Borrowing), if any, as the context may require.

“Term Commitment” means a Term A Commitment, a Term B Commitment, or an Additional Term Facility Commitment, if any, as the context may require.

“Term Facilities” means, at any time, the Term A Facility, the Term B Facility and, if any, the Additional Facilities (other than Revolving Credit Facilities).

“Term Lender” means, at any time, a Term A Lender, a Term B Lender or an Additional Facility Lender (other than a Revolving Credit Lender), if any, as the context may require.

“Term Loan” means a Term A Loan, a Term B Loan or an Additional Facility Loan (other than a Revolving Credit Loan), if any, as the context may require.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings to terminate a Plan under Section 4042 of ERISA or (iv) the appointment of a trustee to administer any Plan under Section 4042 of ERISA.

“TKR” shall mean CSC TKR, LLC, a Delaware limited liability company.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” shall mean the Uniform Customs and Practice for Documentary Credits, 2007 revision, International Chamber of Commerce Publication No. 600, as the same may be amended and in effect from time to time.

“United States Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts of the Company and the Restricted Subsidiaries reflected on the consolidated balance sheet of the Company to the extent that the use of such cash for application to payment of the Obligations and other Indebtedness is not prohibited by law or any contract or other agreement (other than customary terms of a contract or other agreement governing a Cash Equivalent relating to notices of withdrawal, deposit periods, minimum investments and the like) and such cash and Cash Equivalents are free and clear of all Liens (other than Permitted Liens).

“Unrestricted Subsidiaries” shall mean the Persons set forth on Schedule 1.01(ii) hereto and any New Unrestricted Subsidiaries, and any Subsidiary of an Unrestricted Subsidiary, provided that any Unrestricted Subsidiary redesignated by the Company as a Restricted Subsidiary pursuant to and in compliance with Section 7.08(c) shall cease to be an Unrestricted Subsidiary.

Section 1.02 Other Interpretive Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” (except when used as accounting terms, in which case GAAP shall apply) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

Section 1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document,

and either the Company or the Required Revolver/Term A Lenders (or, in the case of any financial ratio set forth in Section 7.25 or Section 7.26 (to the extent it relates to a Term B Tranche Facility), the Required Lenders), shall so request, the Administrative Agent, the applicable Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders or Required Revolver/Term A Lenders, as applicable); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 Currency Equivalents Generally. Any amount specified in this Credit Agreement (other than in Articles II, IV and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans. (a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Company on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Company on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments, provided, that each Term B Loan shall be funded with .50% of original issue discount. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(c) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Company from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(c), prepay under Section 2.04, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the

requested date of any Borrowing of Base Rate Loans; provided, however, that notice of (x) the initial Borrowing of Base Rate Loans to be made on the Closing Date may be received by the Administrative Agent at such time as agreed by the Administrative Agent on the requested date of Borrowing and (y) any conversion of such initial Borrowing to Eurodollar Rate Loans may be received by the Administrative Agent no later than 5:00 p.m. on the third Business Day prior to the requested date of conversion. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. In the case of any discrepancies between telephonic and written notices received by the Administrative Agent, the telephonic notice shall be effective as understood in good faith by the Administrative Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, an Additional Facility Borrowing, if available, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans, Term B Loans, Revolving Credit Loans, or Additional Facility Loans, if any, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). With respect to any Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) one hour after receipt of notice from the Administrative Agent on the Closing Date in the case of the initial Borrowing of Base Rate Loans (as long as such notice is received prior to 1:30 p.m. on such day) or (ii) 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, (x) if such

Borrowing is the initial Credit Extension, Section 5.01, and (y) if such Borrowing is an Additional Facility Borrowing, the applicable conditions set forth in the respective Additional Facility Supplement), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Company as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, the Administrative Agent may notify the Company that Loans may only be converted into or continued as Loans of certain specified Types and, thereafter, until no Event of Default shall continue to exist, Loans may not be converted into or continued as Loans of any Type other than one or more of such specified Types.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than 12 Interest Periods in effect in respect of the Term A Facility. After giving effect to all Term B Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than 12 Interest Periods in effect in respect of the Term B Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 12 Interest Periods in effect in respect of the Revolving Credit Facility.

Section 2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer generally applicable to the issuance of letters of credit;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans to the Company or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact prejudice the Company;

(v) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any of its Subsidiaries.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Section 2.04 and Section 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Bank of America Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04 Prepayments.

(a) Optional. The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part, and, except as provided in Section 2.04(c) below, without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (I) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (II) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, in the case of a prepayment of Term Loans, the amount of such prepayment to be applied to each Term Facility. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.04(a) shall be applied (x) to the Facility or Facilities specified by the Company in the related notice of prepayment and (y) within each Facility or Facilities to be prepaid, to the principal repayment installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) Mandatory. (i) If the Company or any of its Restricted Subsidiaries (A) Disposes of any property (other than any Disposition deemed to have resulted from a redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary under Section 7.08(c)) or (B) suffers an Event of Loss, in each case, which results in the realization by such Person of Net Cash Proceeds, the Company shall prepay, immediately upon receipt thereof by such Person, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds which, in the aggregate with any other Net Cash Proceeds described in this Section 2.04(b)(i) that have not been used to prepay the Loans pursuant to this Section 2.04(b)(i) or reinvested pursuant to the proviso set forth below, exceeds $75,000,000; provided, however, that, with respect to any Net Cash Proceeds described in this Section 2.04(b)(i), at the election of the Company (as notified by the Company to the Administrative Agent on or prior to the receipt of such Net Cash Proceeds), and so long as no Event of Default shall have occurred and be continuing, the Company or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (as certified by the Company in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(i).

(ii) Upon the incurrence or issuance by the Company or any of its Restricted Subsidiaries of any Indebtedness (other than any Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.12), the Company shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Company or such Restricted Subsidiary.

(iii) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.04(b) shall be applied, first, ratably to each of the Term Facilities and to the principal repayment installments thereof on a pro-rata basis (except as otherwise provided in clause (vii) of this Section 2.04(b)) and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.04(b).

(iv) Notwithstanding any of the other provisions of clause (i) or (ii) of this Section 2.04(b), so long as no Default under Section 8.01(b), Section 8.01(g) or Section 8.01(h), or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i) or (ii) of this Section 2.04(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $75,000,000, the Company may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i) or (ii) of this

Section 2.04(b) to be applied to prepay Loans exceeds $75,000,000. During such deferral period the Company may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article V, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.04(b). Upon the occurrence of a Default under Section 8.01(b), Section 8.01(g) or Section 8.01(h), or an Event of Default during any such deferral period, the Company shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Company and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.04(b) (without giving effect to the first and second sentences of this clause (iv)) but which have not previously been so applied.

(v) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Company shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.04(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) of this Section 2.04(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Company for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(vii) With respect to any prepayment of the Loans under any Term B Tranche Facility required to made pursuant to this Section 2.04(b), any applicable Term B Tranche Lender, at its option, may elect not to accept such prepayment. Upon receipt by the Administrative Agent of any such prepayment of the applicable Term B Tranche Facility, the amount of the prepayment that is available to prepay such Term B Tranche Loans (the “Prepayment Amount”) shall be deposited in a blocked, interest bearing deposit account of one or more of the Loan Parties at Bank of America in the name of the Collateral Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent (a “Cash Collateral Account”), on terms reasonably satisfactory to the Administrative

Agent and the Company, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Term B Tranche Lenders of the amount available to prepay the Term B Tranche Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be 10 Business Days after the date of such receipt. Any Term B Tranche Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. on the Business Day immediately preceding the Prepayment Date. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term B Tranche Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term B Tranche Loans owing to such Accepting Lenders shall be withdrawn from the applicable Cash Collateral Account and applied ratably to prepay Term B Tranche Loans owing to such Accepting Lenders in the manner described in Section 2.04(b) of the Credit Agreement for such prepayment. For the avoidance of doubt, interest shall continue to accrue on the Term B Tranche Loans of each Accepting Lender through the Prepayment Date applicable to such Loans. Any amounts that would otherwise have been applied to prepay Term B Tranche Loans owing to Declining Lenders shall instead be applied ratably to prepay the Term A Tranche Loans in the manner described in Section 2.04(b) for such prepayment, or if there are no Term A Tranche Loans then outstanding after such payment, any remaining amounts shall instead be applied ratably to prepay the Term B Tranche Loans owing to Accepting Lenders in the manner described in Section 2.04(b) for such prepayment, or if there are no Term B Tranche Loans owing to Accepting Lenders then outstanding after such payment, any remaining amounts shall be returned to the Company. Any interest from such account shall be returned to the Company on the Prepayment Date to the extent not applied to prepay the Term A Tranche Loans or the Term B Tranche Loans on the Prepayment Date.

(c) Call Protection. In the event that all or any portion of the Term B Loans are repaid or are subject to a Repricing Event during the period from the Closing Date through and including the date falling six months after the Closing Date, the Company agrees to pay a premium to each Lender holding Term B Loans equal to 1.00% of the principal amount of the Term B Loans so prepaid, or, in the case of a modification of the Term B Loans constituting a Repricing Event, 1.00% of the principal amount of the Term B Loans so modified.

Section 2.05 Termination or Reduction of Commitments. (a) Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit; provided further that (i) the Company may terminate or reduce separately (I) any portion of the Revolving Credit Facility not constituting an Extended Revolving Credit Facility and (II) any Extended Revolving Credit Facility as specified in their notice and (ii) no Extended Revolving Credit Facility may be terminated or reduced pursuant to this Section 2.05(a) prior to the termination of each portion of the Revolving Credit Facility with an earlier Maturity Date without the prior written consent of each Revolving Credit Lender under each such portion of the Revolving Credit Facility.

(b) Mandatory. (i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing. Upon the occurrence of the Maturity Date applicable to any portion of the Revolving Credit Facility, the Revolving Credit Commitments applicable to such portion shall be automatically and permanently reduced to zero on such date.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.05. Upon any reduction of the Revolving Credit Commitments, unless otherwise permitted under this Section 2.05, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination. In connection with the termination or reduction of any portion of the Revolving Credit Facility pursuant to this Section 2.05, the Company shall prepay the Revolving Credit Loans and L/C Advances of the Revolving Credit Lenders whose Revolving Credit Commitments have been so terminated or reduced to the extent necessary such that the Revolving Credit Loans and L/C Advances of each Revolving Credit Lender shall not exceed its Applicable Revolving Credit Percentage of the Revolving Credit Loans and L/C Advances after giving effect to such termination or reduction.

Section 2.06 Repayment of Loans. (a) Term A Loans. The Company shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates based upon the specified percentage of the Original Principal Amount of the Term A Facility (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04):

Date	Principal Amortization Payment (shown as a % of Original Principal Amount)	Date	Principal Amortization Payment (shown as a % of Original Principal Amount)
September 30, 2014	1.25%	September 30, 2016	2.50%
December 31, 2014	1.25%	December 31, 2016	2.50%
March 31, 2015	1.25%	March 31, 2017	2.50%
June 30, 2015	1.25%	June 30, 2017	2.50%
September 30, 2015	1.25%	September 30, 2017	2.50%
December 31, 2015	1.25%	December 31, 2017	2.50%
March 31, 2016	1.25%	March 31, 2018	2.50%
June 30, 2016	1.25%	April 17, 2018	Outstanding Principal Amount
		Total:	100.00%

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b) Term B Loans. The Company shall repay to the Term B Lenders the aggregate principal amount of all Term B Loans outstanding in 27 consecutive installments which except for the final installment shall be due on the last day of each March, June, September and December beginning with September 30, 2013. Subject to adjustment in connection with prepayments made pursuant to Section 2.04, each of the first 26 installments shall be in the principal amount equal to 0.25% of the original aggregate principal amount of the Term B Loan and the final installment, due on the Maturity Date for the Term B Facility, shall be in the principal amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.

(c) Revolving Credit Loans. The Company shall repay to the Revolving Credit Lenders on the applicable Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans with such Maturity Date outstanding on such date.

(d) Additional Facility Loans. The Company shall repay to the Additional Facility Lenders the aggregate principal amount of all Additional Facility Loans held by such Lender in the installments and on the Maturity Date set forth in the applicable Additional Facility Agreement pursuant to which such Loans were made.

(e) Extended Facility Loans. The Company shall repay to the Extended Facility Lenders under an Extended Term A Facility or Extended Term B Facility the aggregate principal amount of all Extended Facility Loans held by such Lender in the installments and on the Maturity Date set forth in the applicable Extended Facility Agreement pursuant to which such Loans were extended.

Section 2.07 Interest. (a) Subject to the provisions of Section 2.07(b), (i) (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of (x) in the case of any amount payable only to the Revolving Credit Lenders and/or the Term A Lenders, the Required Revolver/Term A Lenders and (y) in the case of any other amount, the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08 Fees. In addition to certain fees described in Section 2.03(i) and (j):

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) on the actual daily amount by which the Revolving Credit Facility exceeds the Total Revolving Credit Outstandings, at the rate equal to 0.30% per annum. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees.

(i) The Company shall pay to the Administrative Agent and the applicable L/C Issuer for their own respective accounts fees in the amounts and at the times specified in the Bank of America Fee Letter. Such fees shall not be refundable for any reason whatsoever

(ii) The Company shall pay to the Lenders (or the Administrative Agent on behalf of the Lenders) such fees as shall have been separately agreed upon in writing, to the Lenders and in the amounts and at the times so specified. Such fees shall not be refundable for any reason whatsoever.

Section 2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.11 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of such Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Company pursuant to and in accordance with the express terms of this Credit Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.13 Increase in Commitments. (a) Request for Increase. Provided that no Event of Default shall have occurred and be continuing at such time or would result therefrom, upon notice to the Administrative Agent (which, if all Lenders under the specified Facility are being requested, shall promptly notify all of the Lenders under the applicable Facility and, if less than all Lenders under the specified Facility are being requested, each individual Lender being requested), the Company may, from time to time, request one or more Lenders to increase their portion of the applicable Facility; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) no increase may be made to (A) any portion of the Revolving Credit Facility with a Maturity Date earlier than any other portion of the Revolving Credit Facility or (B) any Term Facility with a Maturity Date earlier than any other existing Term Facility and (iii) the amount of such increase, together with the aggregate amount of all undrawn Commitments and outstanding Loans under all Facilities (after giving effect to any repayment of Loans and reduction of Commitments to be made with the proceeds of such increase on the date of such increase or as evidenced by an irrevocable notice delivered on such date in the manner set forth in Section 2.04(a) or Section 2.05(a), as applicable) shall not exceed the Maximum Facilities Limit. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders by the Administrative Agent).

(b) Lender Elections to Increase. Each requested Lender shall notify the Administrative Agent in writing within such time period whether or not it agrees to increase its applicable Commitment, and, if so, whether by an amount equal to, greater than, or less than, (i) in the case of a Revolving Credit Lender, its Applicable Revolving Credit Percentage of such requested increase and (ii) in the case of a Term Lender, its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the applicable Term Facility) of such requested increase. Any requested Revolving Credit Lender and Term Lender, as applicable, not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment and/or Term Loans, as applicable.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and, if more than one Lender in the applicable Facility has been requested, each requested Revolving Credit Lender and Term Lender, as applicable, of the requested Revolving Credit Lenders’ and Term Lenders’ responses, as applicable, to each request made hereunder. If the aggregate increase participated in by the existing Lender(s) is less than the requested increase, then to achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent and, in the case of an increase in the Revolving Credit Facility, the L/C Issuer (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Revolving Credit Lenders or Term Lenders, as applicable, pursuant to a joinder agreement substantially in the form attached as Exhibit L hereto or otherwise in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility or Term Loans, or both, are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the applicable Revolving Credit Lenders and Term Lenders, including the proposed new lenders, as applicable, in writing of the final allocation of such increase and the Increase Effective Date and shall provide to all Lenders in respect of the increased Facility a revised Schedule 2.01 reflecting the final allocation of such increase and the total amount of such Facility after giving effect to such increase.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each increasing Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 6.04 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.01(b), and (B) no Event of Default exists or would result from such increase. In the event of an increase in the Revolving Credit Commitment in accordance with this Section, on the Increase Effective Date, the Company shall borrow Revolving Credit Loans and prepay any outstanding Revolving Credit Loans from each Revolving Credit Lender (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable amongst the Revolving Credit Lenders in accordance with their respective revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section. In the event of an increase in the Term Loans in accordance with this Section, the Company shall deliver to the Administrative Agent a Committed Loan Notice on the Increase

Effective Date requesting the additional Term Loans (and notwithstanding anything in Section 2.02 to the contrary, the Administrative Agent shall only notify the Term Lenders participating in such additional Loans of such request) and the Term Lenders participating therein shall provide such Loans pursuant to the procedures set forth in Section 2.02.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 5.01 to the contrary.

Section 2.14 Additional Facilities. (a) Request for Additional Facilities. Provided that no Event of Default shall have occurred and be continuing at such time or would result therefrom, at the option of the Company, the lenders party to an Additional Facility Supplement and the Administrative Agent, and without the consent of any other Lender, one or more separate and additional tranches of commitments and loans may be established under this Credit Agreement in an amount not exceeding the Maximum Facilities Limit; provided that any such request for an Additional Facility shall be in a minimum amount of $100,000,000.

(b) Conditions to Effectiveness of any Additional Facility. As a condition precedent to the establishment of any Additional Facility, the Company, the Administrative Agent and the lenders party thereto shall enter into an Additional Revolver/Term A Facility Supplement or an Additional Term B Facility Supplement, as the case may be, and satisfy the conditions precedent set forth therein. Upon the effective date of such Additional Facility Supplement, each lender thereunder shall become an Additional Facility Lender hereunder and such Additional Facility Supplement shall be deemed part of this Credit Agreement for all purposes thereafter.

(c) Restrictions on Additional Facilities.

(i) Additional Revolver Facility. In the case of an Additional Revolver Facility, (a) such Additional Revolver Facility shall not have a final maturity earlier than the Maturity Date applicable to the Revolving Credit Facility immediately prior to the respective Additional Facility Closing Date, (b) such Additional Revolver Facility shall not have any required commitment reductions prior to the Maturity Date applicable to the Revolving Credit Facility immediately prior to the respective Additional Facility Closing Date, (c) on or prior to the respective Additional Facility Closing Date, the Company shall have terminated the existing Revolving Credit Commitments and repaid the amounts outstanding immediately prior to such Additional Facility Closing Date under the Revolving Credit Facility, including all interest and fees applicable thereto and all other amounts payable hereunder and under the other Loan Documents in respect thereof and (d) the Company shall use reasonable efforts to syndicate such Additional Revolver Facility to financial institutions of the type holding a majority of the Revolving Credit Facility, in the aggregate, immediately prior the respective Additional Facility Closing Date.

(ii) Additional Term Facility. In the case of an Additional Term Facility, (a) the Term Loans under such Additional Term Facility shall not have a Maturity Date, or a weighted average life, shorter than any Term Facility outstanding at the Additional Facility Closing Date, (b) such Additional Term Facility shall not have any required amortization prior to the Maturity Date applicable to any then outstanding applicable Term Facility which is not being prepaid with the proceeds of such Additional Facility unless the average weighted life to maturity of such Additional Facility is equal to or greater that the average weighted life to maturity of any Term Facility immediately prior to the respective Additional Facility Closing Date and (c), in the case of any Additional Term B Facility entered into within 18 months after the Closing Date, if the aggregate of the per annum rate of interest and fees payable to the Additional Term B Facility Lenders party thereto exceeds the aggregate of the per annum rate of interest and fees payable to the Lenders under any applicable Term B Tranche Facility by more than 0.50% per annum, the Applicable Margin in respect of such Term B Tranche Facility shall be increased by an amount equal to such excess amount over 0.50% per annum from the respective Additional Facility Closing Date until the Loans pursuant to such applicable Term B Tranche Facility have been paid in full.

(d) Amendments; Etc. For the benefit of each Additional Facility Lender, the Lenders agree that they shall not consent to or approve any amendment or waiver of any provision of this Credit Agreement or any other Loan Document or consent to any departure by the Company or any other Loan Party therefrom, to the extent the effect thereof would:

(i) waive any condition set forth in Section 6 of any Additional Facility Supplement (other than Section 6(h) thereof), without the written consent of each Additional Facility Lender party thereto;

(ii) waive any condition set forth in Section 5.02 as to any Credit Extension under any Additional Facility without the written consent of the Required Additional Facility Lenders, if any, under such Additional Facility;

(iii) change the order of application of any reduction in the Commitments or any prepayment of any Additional Facility Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or Section 2.05(b), respectively, in any manner that materially and adversely affects the Additional Facility Lenders holding such Additional Facility Loans without the written consent of the Required Additional Facility Lenders, if any, under such Additional Facility;

(iv) change any provision of this Section 2.14(d) or the definition of “Required Additional Facility Lenders” as to an Additional Facility without the written consent of each Additional Facility Lender under such Facility; and

(v) impose any greater restriction on the ability of any Additional Facility Lender under an Additional Facility, if any, to assign any of its rights or obligations hereunder without the written consent of the Required Additional Facility Lenders under such Additional Facility.

Section 2.15 Extended Lenders and Facilities. (a) Request for Extended Lenders. At the request of the Company, individual Term Lenders and Revolving Credit Lenders may, from time to time, extend the maturity date of such Lender’s Term Loans or Revolving Credit Commitments, as applicable, on the same terms and conditions as an existing Extended Term Facility or Extended Revolving Credit Facility, as applicable, effected pursuant to this Section 2.15. Each such extending Term Lender or Revolving Credit Lender shall become a party to, and subject to the terms of, the Extended Facility Agreement applicable to such existing Extended Facility by executing and delivering to the Company and the Administrative Agent an Accession Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the extended Term Loans or Revolving Credit Commitments of such Lender. Such Accession Agreement shall become effective immediately after, in the case of any extending Term Lender, the first scheduled principal repayment installment date of the Loans under the existing Extended Term Facility and, in the case of any extending Revolving Credit Lender, the first payment of Commitment Fees under the existing Extended Revolving Credit Facility, in each case occurring on or after the date of the Accession Agreement (the “Accession Effective Date”) and must be delivered to the Administrative Agent at least five (5) Business Days prior to such Accession Effective Date. For the avoidance of doubt, the request for an Extended Facility and any allocation among the Facilities in connection therewith shall not be considered an increase in commitments made pursuant to, and subject to the terms of, Section 2.13.

(b) Request for Extended Facilities. Provided that no Event of Default shall have occurred and be continuing at such time or would result therefrom, at the option of the Company, the Lenders party to the applicable Facility and the Administrative Agent, and without the consent of any other Lender, the maturity or termination date and, if applicable, amortization schedule of one or more of the Facilities may be extended under this Credit Agreement; provided that any Extended Facility requested by the Company shall be participated in by Lenders holding at least 10% of the outstanding Loans (or Commitments, in the case of the Revolving Credit Facility) under the Facility to be extended.

(c) Conditions to Effectiveness of any Extended Facility. As a condition precedent to the extension of any Facility, the Company, the Administrative Agent and the lenders party thereto shall enter into an Extended Revolving Credit Facility Agreement, an Extended Term A Facility Agreement, an Extended Term B Facility Agreement or an Extended Additional Facility Agreement, as the case may be, and satisfy the conditions precedent set forth therein.

(d) Restrictions on Extended Facilities. In the case of an Extended Term B Facility entered into within six months after the Closing Date, if the aggregate of the per annum rate of interest and fees payable to any Lender party to any Extended Term B

Facility exceeds the aggregate of the per annum rate of interest and fees payable to the Lenders under the Term B Facility, if any, by more than 0.50% per annum, the Applicable Margin in respect of the Term B Facility shall be increased by an amount equal to such excess amount over 0.50% per annum from the respective Extended Facility Closing Date until the Loans pursuant to the Term B Facility have been paid in full.

(e) Amendments; Etc. For the benefit of each Extended Facility Lender, the Lenders agree that they shall not consent to or approve any amendment or waiver of any provision of this Credit Agreement or any other Loan Document or consent to any departure by the Company or any other Loan Party therefrom, to the extent the effect thereof would:

(i) waive any condition set forth in Section 4 of any Extended Facility Agreement (other than Section 4(g) thereof), without the written consent of each Extended Facility Lender party thereto;

(ii) change the order of application of any reduction in the Commitments or any prepayment of any Extended Facility Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or Section 2.05(b), respectively, in any manner that materially and adversely affects the Extended Facility Lenders holding such Extended Facility Loans without the written consent of the Required Extended Facility Lenders, if any, under such Extended Facility;

(iii) change any provision of this Section 2.15(d) or the definition of “Required Extended Facility Lenders” as to an Extended Facility without the written consent of each Extended Facility Lender under such Facility; and

(iv) impose any greater restriction on the ability of any Extended Facility Lender under an Extended Facility, if any, to assign any of its rights or obligations hereunder without the written consent of the Required Extended Facility Lenders under such Extended Facility.

Section 2.16 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral to be held in accordance with the provisions of Section 2.03(g).

(C) With respect to any fee payable under Section 2.08(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the L/C Issuer, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent shall so notify such Lender and each Lender directly affected by this Section 2.16(b), whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender shall, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.16(a)(iii)), whereupon such Lender shall cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender and no such change shall give rise to any breakage costs, increased costs or other compensation payable to any Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes. (a) Defined Terms – For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law. If the Company or the Administrative Agent shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the Company shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Company or the Administrative Agent shall make such deductions or withholdings and (iii) the Company or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (b) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(d) Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender or the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Company is resident for tax purposes in the United States:

(i) any Lender that is a United States Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party with respect to payments of interest or any other applicable payments under any Loan Document,

(B) duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code,

(A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender and the L/C Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) FATCA. If a payment made to a Lender or the L/C Issuer under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or the L/C Issuer were to fail to comply with the applicable requirements of FATCA, such Lender or the L/C Issuer shall deliver to the Company and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or the L/C Issuer has complied with such Lender’s or the L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purpose of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(h) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject the Administrative Agent, any Lender or the L/C Issuer to any Tax (except for (A) Indemnified Taxes (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, a Lender shall be entitled to request compensation for increased costs or expenses described in this Section 3.04(a) only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any compensation pursuant to the foregoing provisions of this Section more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such compensation pursuant to the foregoing provisions of this Section and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.12;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 10.12.

Section 3.07 Survival. All of the Company’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

Section 4.01 Guaranty. Each of the Guarantors hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Company to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof and including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a)), but excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (but excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time).

Section 4.02 Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

Section 4.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability, change in corporate existence or structure or other defense of the Company or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Company or any other Guarantor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company or any other Guarantor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Company, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 4.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Company or any other person or entity is joined as a party.

Section 4.05 Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

Section 4.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Company or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

Section 4.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Company owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Company to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Company to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 4.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Company under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.

Section 4.09 Condition of Company. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Company and any other Guarantor such information concerning the financial condition, business and operations of the Company and any such other Guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Company or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 4.10 Limitation on Guaranty. It is the intention of the Guarantors, the Lenders and the Company that the obligations of each Guarantor hereunder shall be in, but not in excess of, the maximum amount permitted by applicable law. To that end, but only to the extent such obligations would otherwise be avoidable, the obligations of each Guarantor hereunder shall be limited to the maximum amount that, after giving effect to the incurrence thereof, would not render such Guarantor insolvent or unable to make payments in respect of any of its indebtedness as such indebtedness matures or leave such Guarantor with an unreasonably small capital. The need for any such limitation shall be determined, and any such needed limitation shall be effective, at the time or times that such Guarantor is deemed, under applicable law, to incur the Obligations hereunder. Any such limitation shall be apportioned amongst the Obligations pro rata in accordance with the respective amounts thereof. This paragraph is intended solely to preserve the rights of the Lenders under this Credit Agreement to the maximum extent permitted by applicable law, and neither the Guarantors, the Company nor any other Person shall have any right under this paragraph that it would not otherwise have under applicable law. The Company and each Guarantor agree not to commence any proceeding or action seeking to limit the amount of the obligation of such Guarantor under this Article IV by reason of this paragraph. For the purposes of this paragraph, “insolvency”, “unreasonably small capital” and “unable to make payments in respect of any of its indebtedness as such indebtedness matures” shall be determined in accordance with applicable law.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make the initial Credit Extension hereunder is subject to the satisfaction of the following conditions precedent on or prior to the date of such initial Credit Extension:

(a) Execution of Loan Documents and Notes. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) this Credit Agreement duly executed and delivered by each of the Company, the Restricted Subsidiaries, the Lenders, the L/C Issuer and the Administrative Agent;

(ii) a Note executed by the Company in favor of each Lender requesting a Note; and

(iii) the Pledge Agreement duly executed and delivered by each Loan Party and the Administrative Agent, together with:

(A) certificates representing the Pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank,

(B) proper UCC-1 Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement, and

(C) evidence that all other action that the Administrative Agent may deem necessary in order to perfect the Liens created under the Pledge Agreement has been taken (including receipt of duly executed UCC-3 termination statements);

(b) Signatures. Each of the Company and the Restricted Subsidiaries shall have certified to the Administrative Agent (with copies to be provided for each Lender) the name and signature of each of the persons authorized (i) to sign on its respective behalf this Credit Agreement and each of the other Loan Documents to which it is a party and (ii) in the case of the Company, to borrow under this Credit Agreement. The Lenders may conclusively rely on such certifications until they receive notice in writing from the Company or such Restricted Subsidiary, as the case may be, to the contrary.

(c) Proof of Action. The Administrative Agent shall have received certified copies of all necessary action taken by each of the Company and the Restricted Subsidiaries to authorize the execution, delivery and performance of each Loan Document to which it is a party.

(d) Opinions of Counsel to the Company and the Restricted Subsidiaries. The Lenders shall have received favorable opinions of:

(i) Victoria D. Salhus, Esq., Senior Vice President, Deputy General Counsel and Secretary for the Company and the Restricted Subsidiaries, substantially in the form of Exhibit E hereto;

(ii) Sullivan & Cromwell LLP, special New York counsel to the Company and the Restricted Subsidiaries, substantially in the form of Exhibit F-1 hereto; and

(iii) Mintz Levin Cohn Ferris Glovsky and Popeo P.C., special FCC counsel to the Company and the Restricted Subsidiaries, substantially in the form of Exhibit F-2 hereto;

and covering such other matters as any Lender or Lenders or special New York counsel to the Administrative Agent, Pillsbury Winthrop Shaw Pittman LLP, may reasonably request.

(e) Opinion of Lenders’ Counsel. Each Lender shall have received a favorable opinion of Pillsbury Winthrop Shaw Pittman LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit G hereto and covering such other matters as any Lender or Lenders may reasonably request.

(f) Compliance Certificate. The Lenders shall have received a Compliance Certificate showing that, after giving effect to this Credit Agreement and the Indebtedness contemplated to be incurred by the Company on the Closing Date and the use of proceeds thereof, the Company is in compliance with the provisions of this Credit Agreement on a pro forma basis as of the Closing Date.

(g) Other Documents. Such other documents, filings, instruments and papers relating to the documents referred to herein and the transactions contemplated hereby as any Lender or special counsel to the Administrative Agent shall reasonably require shall have been received by the Administrative Agent.

(h) Certain Fees. All fees required to be paid to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the L/C Issuer and the other Lenders on or before the Closing Date shall have been paid. Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent properly invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(i) Regulatory Approvals. The Company shall have obtained the approvals of any regulatory authority set forth on Schedule 6.03 hereto required with respect to this Credit Agreement (other than as specified in Schedule 6.03).

(j) Financial Statements. The Lenders shall have received the unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as at December 31, 2012, and the related consolidated statements of operations and member’s deficiency for the year ended on said date.

(k) Debt Ratings. The Company shall have used commercially reasonable efforts to obtain debt ratings for the Facilities from Moody’s or S&P.

(l) Existing Credit Agreement. The Lenders shall have received satisfactory evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released.

(m) Existing Letters of Credit. The Administrative Agent shall have a copy of each of the Existing Letter of Credit.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.02 Conditions to all Credit Extensions. The obligation of the L/C Issuer and each Lender to make each Credit Extension hereunder (which shall not include any conversion or continuation of any outstanding Loan) is subject to the additional conditions precedent that:

(a) no Default shall have occurred and be continuing or would result from such proposed Credit Extension or from the application of proceeds thereof;

(b) the representations and warranties of the Company and each other Loan Party in Article VI hereof or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on and as of the date of the making of, and after giving effect to, such Credit Extension with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.04 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(b);

(c) to the extent requested by the Administrative Agent or any Lender, a senior executive of the Company shall have certified compliance with clauses (a) and (b) above to the Administrative Agent; and

(d) the Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

The Company shall be deemed to have made a representation and warranty hereunder as of the time of each Credit Extension hereunder that the conditions specified in such clauses have been fulfilled as of such time.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.01 Existence, Qualification and Power. Each Loan Party is a limited or general partnership, limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and are not likely to have a Materially Adverse Effect, and each of the Company and the Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Credit Agreement, the Notes and the other Loan Documents to which it is a party.

Section 6.02 Subsidiaries; Affiliates; Loan Parties. Schedules 1.01(i) and 1.01(ii) contain a complete and correct list, as at the Agreement Date and the Closing Date, of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Company, respectively, and a description of the legal nature of such Subsidiaries (including, with respect to each Restricted Subsidiary, the address of its principal place of business and its U.S. taxpayer identification number), the nature of the ownership interests (shares of stock or general or limited partnership or other interests) in such Subsidiaries and the holders of such interests and, except as disclosed to the Lenders in writing prior to the Agreement Date, the Company and each of its Subsidiaries owns all of the ownership interests of its Subsidiaries indicated in such Schedules as being owned by the Company or such Subsidiary, as the case may be, free and clear of all Liens except those created under the Collateral Documents and Permitted Liens of the type described in clauses (ii) and (iii) of the definition thereof, and all such ownership interests are validly issued and, in the case of shares of stock, fully paid and non-assessable. Schedule 6.02 hereto contains a complete and correct list, as at the Agreement Date and the Closing Date, of all controlled Affiliates of the Company which are not Subsidiaries of the Company, the nature of the respective ownership interests in each such Affiliate, and the holder of each such interest.

Section 6.03 Authority; No Conflict. The execution, delivery and performance by each of the Company and the Restricted Subsidiaries of each Loan Document to which it is a party, and each Credit Extension hereunder, have been duly authorized by all necessary corporate or other organizational action and do not and will not: (a) subject to the consummation of the action described in Section 6.12 hereof, violate any Law currently in effect (other than violations that, singly or in the aggregate, have not had and are not likely to have a Materially Adverse Effect), or any provision of any of the Company’s or the Restricted Subsidiaries’ respective partnership agreements, charters or by-laws presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except for the consents described on Schedule 6.03 hereto) under, or require any payment to be made under (i) any Contractual Obligation to which the Company or any of the Restricted Subsidiaries is a party or their respective properties may be bound or affected or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or any of the Restricted Subsidiaries or their respective properties are subject (in each case, other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and are not likely to have a Materially Adverse Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of the Restricted Subsidiaries.

Section 6.04 Financial Condition. The Company has furnished to each Lender the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2012, and the related consolidated statements of operations and member’s deficiency for the fiscal year ended on said date, as included in the Company’s Form 10-K for the year ended December 31, 2012, said financial statements having been certified by an independent Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders.

The financial statements referred to above (i) are complete and correct in all material respects, (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) fairly present the financial condition of the respective entity or groups of entities which is or are the subject of such financial statements (as stated above), on a consolidated basis, as at the date of the balance sheets included in such financial statements and the results of operations of such entity or groups of entities for the period ended on said date.

None of the Company and its Restricted Subsidiaries had on any of said dates any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments or operations which are substantial in amount, except as referred to or reflected or provided for in said financial statements of the Company and its consolidated Subsidiaries as at said respective dates or as disclosed to the Lenders in writing prior to the Agreement Date. Except as disclosed to the Lenders in writing prior to the Agreement Date, since December 31, 2012, there has been no material adverse change in the financial condition (from that shown by the balance sheet as at December 31, 2012 included in said financial statements) or the businesses or operations of the Company and the Restricted Subsidiaries taken as a whole on a pro forma combined basis (after giving effect to the Indebtedness contemplated to be incurred on the Closing Date and the use of proceeds thereof).

Section 6.05 Litigation, Compliance with Laws. Except as disclosed to the Lenders on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company or any Restricted Subsidiary threatened, against the Company or any Restricted Subsidiary or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, could reasonably be expected to have a Materially Adverse Effect. Neither the Company nor any Restricted Subsidiary is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority, or any Franchise, except for defaults which are not likely to have a Materially Adverse Effect.

Section 6.06 Titles and Liens. Except as set forth on Schedule 7.14, each of the Company and the Restricted Subsidiaries has good title to its properties and assets, free and clear of all Liens except those permitted by Section 7.14 hereof.

Section 6.07 Regulation U; Investment Company Act. (a) None of the proceeds of any of the Credit Extensions shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except that up to $10,000,000 in the aggregate of such proceeds may be used for such purposes, provided that both at the time of such use and thereafter compliance with Regulation U is maintained. If requested by any Lender, the Company will furnish to the Lenders statements in conformity with the requirements of Regulation U.

(b) None of the Company, any Person controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 6.08 Taxes. Each of the Company and the Restricted Subsidiaries has filed all Federal, state and other material tax returns which are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and will not have a Materially Adverse Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by the Company or any of the Restricted Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.

Section 6.09 Other Credit Agreements. Schedule 7.12 (Existing Indebtedness), Schedule 7.13 (Existing Guarantees) and Schedule 7.14 (Existing Liens) contain complete and correct lists, as at December 31, 2012, of all credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees and other instruments presently in effect (including Capital Lease Obligations) providing for, evidencing, securing or otherwise relating to any Indebtedness of the Company and the Restricted Subsidiaries in a principal or face amount equal to $10,000,000 or more and such lists correctly set forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness outstanding or to be outstanding thereunder, the rate of interest or rentals, a description of any security given or to be given therefor, and the maturity or maturities or expiration date or dates thereof.

Section 6.10 Full Disclosure. None of the financial statements referred to in Section 6.04, the SEC Reports, certificates or any other written statements delivered by or on behalf of the Company or any Restricted Subsidiary to the Administrative Agent or any Lender contains, as at the Agreement Date and the Closing Date, any untrue statement of a material fact nor do such financial statements, the SEC Reports, certificates and such other written statements, taken as a whole, omit to state a material fact necessary to make the statements contained therein not misleading.

Section 6.11 No Default. None of the Company and the Restricted Subsidiaries is in default in the payment or performance or observance of any Contractual Obligation, which default, either alone or in conjunction with all other such defaults, has had or is likely to have a Materially Adverse Effect.

Section 6.12 Approval of Regulatory Authorities. Except as set forth on Schedule 6.03 hereto, no approval or consent of, or filing or registration with, any Governmental Authority is required in connection with (a) the execution, delivery and performance by, or enforcement against, the Company or any of the Restricted Subsidiaries of any Loan Document to which it is a party, (b) the grant by the Company or any of the Restricted Subsidiaries of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All approvals, consents, filings, registrations or other actions described in Schedule 6.03 have been duly obtained, taken, given or made and are in full force and effect (other than as set forth in Schedule 6.03).

Section 6.13 Binding Agreements. This Credit Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of each of the Company and the Restricted Subsidiaries which is a party thereto, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

Section 6.14 Franchises. Schedule 6.14 hereto contains a complete and correct list, as at the Agreement Date and the Closing Date, of all of the Franchises granted to the Company and the Restricted Subsidiaries, in each case together with the expiration date thereof, or for which applications have been made, or are planned to be made, by the Company or any Restricted Subsidiary.

Section 6.15 Collective Bargaining Agreements. Except as disclosed to the Lenders in writing prior to the Closing Date, as of the Agreement Date, there are no collective bargaining agreements between the Company or the Restricted Subsidiaries and any trade or labor union or other employee collective bargaining agent.

Section 6.16 Investments. Schedule 6.16 hereto contains a complete and correct list, as at December 31, 2012, of all Investments of the Company and the Restricted Subsidiaries (other than any Investments in other Restricted Subsidiaries) in excess of $50,000,000, showing the respective amounts of each such Investment and the respective entity (or group thereof) in which each such Investment has been made.

ARTICLE VII

COVENANTS OF THE

COMPANY AND THE RESTRICTED SUBSIDIARIES

From the Agreement Date and so long as the Commitments of the Lenders shall be in effect and until the payment in full of all Obligations hereunder, the expiration or termination of all Letters of Credit and the performance of all other Obligations of the Company under the Loan Documents, each of the Company and the Restricted Subsidiaries agrees that, unless the Required Revolver/Term A Lenders (or in the case of Section 7.25 and 7.26 (to the extent it relates to a Term B Tranche Facility), the Required Lenders), shall otherwise consent in writing:

A. Informational Covenants:

Section 7.01 Financial Statements and Other Information. The Company will deliver to the Administrative Agent and each Revolver/Term A Lender:

(a) As soon as available and in any event within 60 days after the end of each of the first three Quarters of each fiscal year of the Company: (A) consolidated statements of operations of the Company and its consolidated Subsidiaries, taken together, and of the Company and the Restricted Subsidiaries, taken together, for such Quarter and for the period from the beginning of such fiscal year to the end of such Quarter and (B) the related consolidated balance sheets and consolidated cash flow statements of the Company and its consolidated Subsidiaries, taken together, and of the Company and the Restricted Subsidiaries, taken together, as at the end of such Quarter (which financial statements (other than statements of cash flows) shall set forth in comparative form the corresponding figures as at the end of and for the corresponding Quarter in the preceding fiscal year) all in reasonable detail and accompanied by a certificate in the form of Exhibit D-1 hereto of the Treasurer or other senior financial officer of the Company certifying such financial statements as fairly presenting the financial condition and results of operations of the respective entities covered thereby in accordance with GAAP, excluding accompanying footnotes to the consolidated financial statements and subject, however, to year-end and audit adjustments, which certificate shall include a statement that the Treasurer or other senior financial officer signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing.

(b) As soon as available and in any event within 120 days after the end of each fiscal year of the Company: (A) consolidated statements of operations of the Company and its consolidated Subsidiaries, taken together, and of the Company and the Restricted Subsidiaries, taken together, for such fiscal year and (B) the related consolidated balance sheets and cash flow statements of the Company and its consolidated Subsidiaries, taken together, and of the Company and the Restricted Subsidiaries, taken together, as at the end of such fiscal year (which financial statements (other than cash flow statements) shall set forth in comparative form the corresponding figures as at the end of and for the preceding fiscal year), all in reasonable detail and prepared in accordance with GAAP and accompanied by (x) an opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Company and reasonably acceptable to the Required Lenders as to said consolidated financial statements of the Company and its consolidated Subsidiaries, (y) an attestation report of such Registered Public Accounting Firm as to the Company’s internal controls pursuant to Section 404 of Sarbanes-Oxley, and (z) a certificate in the form of Exhibit D-2 hereto of the Treasurer or other senior financial officer of the Company stating that such financial statements are correct and complete and fairly present the financial condition and results of operations of the respective entities covered thereby as at the end of and for such fiscal year and that the executive signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing.

(c) Promptly after their becoming available, copies of all financial statements and reports which the Parent Corp., the Company or any Restricted Subsidiary shall have sent its shareholders generally (other than tax returns unless specifically requested under Section 7.01(g)), copies of financial statements and reports which the Company shall have sent to the holders of any Permitted Debt or any Indebtedness specified in Schedule 7.12, to the extent such statements and reports contain information relating to the designation of the Company’s Subsidiaries as “restricted subsidiaries” under the Debt Instruments governing any such Indebtedness, and to the calculation of financial ratios thereunder and copies of all regular and periodic reports, if any, which the Parent Corp., the Company or any Restricted Subsidiary shall have filed with the SEC, or any governmental agency substituted therefor, or with any national securities exchange.

(d) Concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b), a Compliance Certificate, duly completed signed by the Treasurer or other senior financial officer of the Company.

(e) Promptly, notice of the termination, cancellation, nonrenewal or other loss of any Franchise for a cable television system or systems that has had or is likely to have, either alone or in conjunction with all other such losses, a Materially Adverse Effect.

(f) As soon as possible and in any event within ten days after any senior executive of the Company or any Restricted Subsidiary or of any general partner of any Restricted Subsidiary shall have obtained knowledge of the occurrence of a Default, a statement describing such Default and the action which is proposed to be taken with respect thereto.

(g) From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Company or any of the Restricted Subsidiaries or any of their respective Affiliates or other affiliates as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request.

(h) Concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b), a list of any new, or redesignation with respect to, Restricted Subsidiaries and Unrestricted Subsidiaries.

Documents required to be delivered pursuant to Section 7.01(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent, each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company hereunder (collectively,

“Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials not otherwise publicly filed with the SEC that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

B. Affirmative Covenants:

Section 7.02 Taxes and Claims. Each of the Company and the Restricted Subsidiaries will pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties or assets belonging to it, and all fees or other charges for Franchises and all other lawful claims which, if unpaid, could be reasonably expected to become a Lien (other than Permitted Liens) upon the property of the Company or any of the Restricted Subsidiaries or result in the loss of a Franchise, provided that none of the Company and the Restricted Subsidiaries shall be required to pay any such Tax, fee or other claim as to which the Company and the Restricted Subsidiaries have a good faith basis to believe is not due and owing and, to the extent then appropriate, the payment thereof is being contested in good faith and by proper proceedings, provided that it maintains adequate reserves in accordance with GAAP with respect thereto.

Section 7.03 Insurance. Each of the Company and the Restricted Subsidiaries will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates. The Company will furnish to any Lender, upon the request of such Lender from time to time, full information as to the insurance maintained in accordance with this Section 7.03.

Section 7.04 Maintenance of Existence; Conduct of Business. Each of the Company and the Restricted Subsidiaries will preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and all of its rights, privileges, licenses and franchises (including Franchises), except (i) where a failure to do so, singly or in the aggregate, is not likely to have a Materially Adverse Effect or (ii) pursuant to a Permitted Restricted Subsidiary Transaction.

Section 7.05 Maintenance of and Access to Properties. Each of the Company and the Restricted Subsidiaries will maintain, preserve and protect its properties and assets necessary in its business in good working order and condition, ordinary wear and tear excepted and except where a failure to do so, singly or in the aggregate, is not likely to have a Materially Adverse Effect, and will permit representatives of the respective Revolving Credit Lenders and Term A Lenders to visit and inspect such properties, and to examine and make extracts from its books and records, during normal business hours.

Section 7.06 Compliance with Applicable Laws. Each of the Company and the Restricted Subsidiaries will comply with the requirements of all applicable Laws (including but not limited to Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority a breach of which is likely to have, singly or in the aggregate, a Materially Adverse Effect, except where contested in good faith and by proper proceedings if it maintains adequate reserves in accordance with GAAP with respect thereto.

Section 7.07 Litigation. Each of the Company and the Restricted Subsidiaries will promptly give to the Administrative Agent notice in writing (and the Administrative Agent will notify each Lender) of all actions, suits, proceedings, claims or disputes before any courts, arbitrators or Governmental Authority against it or, to its knowledge, otherwise affecting it or any of its respective properties or assets, except actions, suits, proceedings, claims or disputes which are not reasonably likely to, singly or in the aggregate, have a Materially Adverse Effect. Following the initial notice of each such action, suit, proceeding, claim or dispute, supplementary notices of all material developments in respect thereof shall be given from time to time in like manner. The parties hereby acknowledge that the prompt notice required by this Section 7.07 shall be satisfied by public reporting of such actions, suits, proceedings, claims or disputes by the Company with the SEC in a filing made pursuant to Securities Laws.

Section 7.08 Subsidiaries. (a) Unless Section 7.08(b) is applicable, any New Subsidiary acquired or formed by the Company shall be deemed an Unrestricted Subsidiary.

(b) The Company may designate, so long as no Event of Default shall have occurred and be continuing both before and after giving effect to such designation, any New Subsidiary as a Restricted Subsidiary by giving a notice captioned “Designation of Restricted Subsidiary” to the Administrative Agent promptly upon the acquisition or formation of such New Subsidiary, such notice to specify whether such New Subsidiary has been designated as a “restricted subsidiary” for purposes of any Debt Instruments governing any Permitted Debt or any Indebtedness specified in Schedule 7.12. Promptly upon such designation, the Company will cause (by documentation satisfactory to the Required Revolver/Term A Lenders) such New Restricted Subsidiary to undertake all of the obligations of (i) a “Restricted Subsidiary” under this Credit Agreement, (ii) unless such New Subsidiary is a Subsidiary of TKR, a “Guarantor” under this Credit

Agreement, and (iii) if applicable, a “Pledgor” under the Pledge Agreement. Each such New Restricted Subsidiary shall thereafter be a “Restricted Subsidiary” and, if applicable, a “Guarantor” for all purposes of this Credit Agreement and a “Pledgor” for all purposes of the Pledge Agreement.

(c) (i) The Company may redesignate, so long as no Event of Default shall have occurred and be continuing both before and after giving effect to such redesignation, any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by giving a notice to the Administrative Agent captioned “Redesignation of Restricted Subsidiary” or “Redesignation of Unrestricted Subsidiary”, as the case may be. In the case of any redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, promptly upon such redesignation, the Company will cause (by documentation satisfactory to the Required Revolver/Term A Lenders) such New Restricted Subsidiary to undertake all of the obligations of (A) a “Restricted Subsidiary” under this Credit Agreement, (B) unless such New Subsidiary is a Subsidiary of TKR, a “Guarantor” under this Credit Agreement, and (C) if applicable, a “Pledgor” under the Pledge Agreement. Each such New Restricted Subsidiary shall thereafter be a “Restricted Subsidiary” and, if applicable, a “Guarantor” for all purposes of this Credit Agreement and a “Pledgor” for all purposes of the Pledge Agreement.

Section 7.09 Franchises. The Restricted Subsidiaries will comply with all of their obligations under their respective Franchises, except for failures to comply which, singly or in the aggregate, are not likely to have a Materially Adverse Effect.

Section 7.10 Use of Proceeds. Use the proceeds of the Credit Extensions to (i) refinance certain existing Indebtedness of the Company and its Subsidiaries, (ii) pay fees and expenses incurred in connection with the transactions contemplated herein, (iii) fund any dividend or other distribution to Parent Corp. permitted under Section 7.18, and (iv) for general corporate purposes not in contravention of any Law or Sanction or of any Loan Document.

Section 7.11 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

C. Negative Covenants:

Section 7.12 Indebtedness. Neither the Company nor any Restricted Subsidiary will create, incur or suffer to exist any Indebtedness except:

(i) Indebtedness hereunder;

(ii) Permitted Debt;

(iii) obligations under or in respect of interest rate Swap Contracts up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time;

(iv) Guarantees and letters of credit not prohibited by Section 7.13 hereof;

(v) Indebtedness of the Company owed to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to any other Restricted Subsidiary;

(vi) Indebtedness issued and outstanding on the Agreement Date to the extent set forth on Schedule 7.12 hereto and any renewals, extensions or refundings thereof in a principal amount not to exceed the amount so renewed, extended or refunded;

(vii) Indebtedness incurred as consideration for any acquisition permitted hereunder and consisting solely of a deferred or contingent obligation to deliver common stock of the Parent Corp.;

(viii) Monetization Indebtedness; and

(ix) Other Indebtedness of the Company or any Restricted Subsidiary, to the extent not otherwise permitted by clauses (i) through (viii) of this Section 7.12, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time pursuant to this clause (ix) shall not exceed $750,000,000.

Section 7.13 Contingent Liabilities. Neither the Company nor any Restricted Subsidiary will, directly or indirectly (including, without limitation, by means of causing a bank to open a letter of credit), guarantee, endorse, contingently agree to purchase or to furnish funds for the payment or maintenance of, or otherwise be or become contingently liable upon or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or guarantee the payment of dividends or other distributions upon the stock or other ownership interests of any Person, or agree to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or to assure a creditor against loss (all such transactions being herein called “Guarantees”), except:

(i) the Guarantees in Article IV hereof;

(ii) endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(iii) the Guarantees described in Schedule 7.13;

(iv) Guarantees by the Company or one or more of the Restricted Subsidiaries of Indebtedness of, and other obligations (incurred in the ordinary course of business) of, another Restricted Subsidiary, but only if such Indebtedness or obligations are permitted by this Credit Agreement;

(v) other Guarantees, including, but not limited to, without duplication, surety bonds, by the Company, provided that the outstanding aggregate amount of the obligations guaranteed does not exceed $200,000,000 at any time;

(vi) Capital Lease Obligations to the extent they constitute Guarantees by reason of having been assigned by the lessor to a lender to such lessor (provided that the obligors in respect of such Capital Lease Obligations do not increase their liability by reason of such assignment);

(vii) the Letters of Credit;

(viii) any Guarantee by the Company of the obligations of any Unrestricted Subsidiary so long as (A) recourse to the Company thereunder is limited solely to shares of capital stock of such Unrestricted Subsidiary or its Subsidiaries and to no other assets of the Company or the Restricted Subsidiaries and (B) neither the Company nor any Restricted Subsidiary agrees, in connection therewith, to any limitation on the amount of Indebtedness which may be incurred by them, to the granting of any Liens on assets of the Company or any of the Restricted Subsidiaries (other than shares of stock of such Unrestricted Subsidiary or its Subsidiaries), to any acquisition or disposition of any assets of the Company or the Restricted Subsidiaries (other than shares of capital stock of such Unrestricted Subsidiary or its Subsidiaries) or to any modification or supplement of this Credit Agreement or any agreement entered into by the Company or any of the Restricted Subsidiaries refinancing any substantial portion of the Indebtedness outstanding under this Credit Agreement;

(ix) Guarantees which would constitute Investments which are not prohibited by Section 7.17 hereof; and

(x) Obligations under contracts providing for the acquisition of or provision of goods or services (including leases or licenses of property) incurred in the ordinary course of business for which the Company or any of its Restricted Subsidiaries may be jointly and severally liable with other Subsidiaries of the Company as to which costs are allocated (as among the Company and its Subsidiaries) based on cost, usage or other reasonable method of allocation; provided that the undertaking of such liabilities are not intended as a guaranty or other credit support of such obligations; and

(xi) any Guarantee by the Company of any obligation to the extent such obligation can be satisfied (at the option of the Company) by the delivery of common stock of the Parent Corp.

Section 7.14 Liens. Neither the Company nor any Restricted Subsidiary will create or suffer to exist, any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance upon any of its assets, now owned or hereafter acquired, securing any Indebtedness or other obligation (all such security being herein called “Liens”), except:

(i) Liens on property securing Indebtedness owed to the Company or any Restricted Subsidiary;

(ii) Liens securing Capital Lease Obligations or other Indebtedness for the deferred acquisition price of property or services to the extent such Liens attach solely to the property acquired with or subject to such Indebtedness;

(iii) Liens securing all of the obligations of the Company and the Restricted Subsidiaries hereunder;

(iv) Permitted Liens;

(v) other Liens on property in effect on the Agreement Date to the extent set forth on Schedule 7.14 hereto;

(vi) Liens on shares of the capital stock of, or partnership interest in, any Unrestricted Subsidiary; and

(vii) Liens on any share of Monetized Stock to the extent such liens secure Monetization Indebtedness related to such Monetized Stock.

In addition, neither the Company nor any Restricted Subsidiary will enter into or permit to exist any undertaking by it or affecting any of its properties whereby the Company or such Restricted Subsidiary shall agree with any Person (other than the Lenders or the Administrative Agent) not to create or suffer to exist any Liens in favor of any other Person, provided that the foregoing restriction shall not apply to any such undertaking contained in any indenture or other agreement (i) governing any Permitted Debt or Indebtedness outstanding at the date hereof and identified on Schedule 7.12 hereto, or

(ii) governing specific property to be sold pursuant to an executed agreement with respect to an asset sale permitted hereunder, or (iii) constituting a customary restriction on assignment, subletting, or other transfer contained in leases, licenses, franchises and other similar agreements entered into in the ordinary course of business or otherwise creating a Permitted Lien (provided that any restriction referred to in clauses (ii) or (iii) is limited to the property or asset subject to such sale, lease, license, franchise or other similar agreement or Permitted Lien, as the case may be).

Section 7.15 Omitted Intentionally.

Section 7.16 TKR. Neither the Company nor any Restricted Subsidiary will make any Investment in TKR or any Subsidiary of TKR after the Agreement Date in excess of a net aggregate amount of $500,000,000, unless (x) TKR is wholly owned and has no Indebtedness in excess of $150,000,000 or (y), prior to such Investment, TKR and its Subsidiaries shall have become Guarantors hereunder.

Section 7.17 Investments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, (a) make or permit to remain outstanding any advances, loans, accounts receivable (other than (x) accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary and (y) accounts receivable owing to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary for management or other services or other overhead or shared expenses allocated in the ordinary course of business provided by the Company or any Restricted Subsidiary to such Unrestricted Subsidiary or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise) any Person (other than the Company or any Restricted Subsidiary)), (b) purchase or own any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or any similar enterprise) of, or any bank accounts with, or Guarantee any Indebtedness or other obligations of, any Person (other than the Company or any Restricted Subsidiary), or (c) purchase or acquire (in one transaction or a series of transactions) assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person (other than the Company or any Restricted Subsidiary) (all such transactions referred to in clauses (a), (b) and (c) being herein called “Investments”), provided however, that such restriction shall not apply so long as no Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to the making of each such Investment, and, provided further, that the Company or any Restricted Subsidiary may convert the form of any outstanding Investment by the Company or such Restricted Subsidiary in any Unrestricted Subsidiary that was permitted under this Section 7.17 when first made by the Company or a Restricted Subsidiary at all times prior to any Responsible Officer having knowledge of the occurrence and continuance of an Event of Default. In determining the absence of an Event of Default after giving effect to any transaction limited by the foregoing, or by any other covenant contained herein, compliance with Section 7.23 and Section 7.24 shall be determined on a pro forma basis giving effect to the subject transaction.

Section 7.18 Restricted Payments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, make or declare any Restricted Payment (other than any Restricted Payment payable (and paid) in common stock of the Parent Corp.) at any time, except that, so long as no Event of Default shall have occurred and be continuing at the time such Restricted Payment is made or would result from the making or declaration of such Restricted Payment, this Section 7.18 shall not apply to (i) any Restricted Payment made by the Company to Parent Corp. and used by Parent Corp. to make a scheduled payment of principal or interest on any of Parent Corp.’s Indebtedness or to pay any management fees, and (ii) any other Restricted Payment by the Company or any of the Restricted Subsidiaries. In determining the absence of an Event of Default after giving effect to any transaction limited by the foregoing, or by any other covenant contained herein, compliance with Section 7.23 and Section 7.24 shall be determined on a pro forma basis giving effect to the subject transaction. The foregoing provisions of this Section 7.18 shall not prevent a Restricted Payment made within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the foregoing provisions of this Section 7.18.

Section 7.19 Business. (a) The Company and the Restricted Subsidiaries shall not materially alter their business from developing, constructing, owning, acquiring, altering, repairing, financing, operating, maintaining, publishing, distributing, promoting and otherwise exploiting cable television systems and related businesses, including, without limitation, telecommunications services, data transmission and telephony activities, and reasonable extensions thereof.

(b) Neither the Company nor any Restricted Subsidiary will effect any Disposition or redesignate a Restricted Subsidiary as an Unrestricted Subsidiary under Section 7.08, unless, both before and after giving effect to such Disposition or redesignation, no Event of Default shall have occurred and be continuing. In determining the absence of an Event of Default after giving effect to any transaction limited by the foregoing, or by any other covenant contained herein, compliance with Section 7.23 and Section 7.24 shall be determined on a pro forma basis giving effect to the subject transaction.

Section 7.20 Transactions with Affiliates. Other than as set forth on Schedule 7.20, neither the Company nor any Restricted Subsidiary will effect any transaction or series of related transactions with any of its Affiliates that is not a Restricted Subsidiary with a value, for such transaction or series of related transactions taken together, in excess of $10,000,000 on a basis less favorable to the Company or such Restricted Subsidiary than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party (other than overhead and other ordinary course allocations of costs and services on a reasonable basis).

Section 7.21 Amendments of Certain Instruments. Neither the Company nor any Restricted Subsidiary will modify or supplement, or consent to any waiver of any of the provisions of, any Debt Instrument governing any Permitted Debt or any Indebtedness specified in Schedule 7.12 except to the extent, after giving effect thereto, that such Permitted Debt or other Indebtedness could be incurred on such modified or supplemented terms by the Company or a Restricted Subsidiary on the effective date of the modification, supplement or consent.

Section 7.22 Issuance of Stock. The Company will not permit any Restricted Subsidiary to issue any shares of stock or other ownership interests in such Restricted Subsidiary if, after giving effect thereto, the percentage of the ownership interests in such Restricted Subsidiary held by the Company and the Restricted Subsidiaries immediately prior to such issuance would be decreased.

D. Financial Covenants:

Section 7.23 Cash Flow Ratio. The Company and the Guarantors will not permit the Cash Flow Ratio to exceed 5.00 to 1.00.

Section 7.24 Senior Secured Leverage Ratio. The Company and the Guarantors will not permit the Senior Secured Leverage Ratio to exceed 4.00 to 1.00.

E. Additional Covenants:

Section 7.25 Term B Facility Covenants.

(a) Indenture and Credit Agreement Covenants. The Company and each of the Restricted Subsidiaries shall comply with (i) the covenants contained in Sections 1004, 1005, 1006, 1010, 1011, 1012(a), 1012(b), 1013 (as to the covenants identified in this Section 7.25(a)), 1014 and 1015 of the Applicable Indenture, subject to any applicable grace periods and notice requirements and (ii) Section 7.11, Section 7.12, and Section 7.22, provided that each reference in Sections 1004 to 1006 and Section 1010 to 1015 of the Applicable Indenture to (1) the “Holders” shall be deemed to be a reference to the Term B Lenders; (2) each “Holder of the Securities” shall be deemed a reference to each Term B Lender; (3) the “Trustee” shall be deemed a reference to the Administrative Agent; (4) the “Holders of a majority in aggregate principal amount of the Outstanding Securities” shall be deemed a reference to Required Term B Lenders, (5) for purposes of Section 1015, the phrase “Event of Default” shall be deemed to be a reference to an Event of Default as defined hereunder and the phrase “five days” shall be deemed to be a reference to ten days and (6) for the purposes of Section 1010, the phrase “the Cash Flow Ratio shall be less than or equal to 9 to 1” contained therein shall be deemed to read as follows: “the Cash Flow Ratio shall be less than or equal to 5.00 to 1.00”, with the term “Cash Flow Ratio” having the meaning set forth in Section 1.01.

(b) Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Term B Liens, on or with respect to any of its property or assets, whether owned at the date of this Credit Agreement or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Term B Facility, the Term B Facility is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Term B Facility is equally and ratably secured; provided that, any Lien securing the Term B Facility shall equally and ratably secure each other Facility.

(c) Limitation On Restricted Payments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, make or declare any Restricted Payment (other than any Restricted Payment payable (and paid) in common stock of the Parent Corp.) at any time, except that, so long as no Event of Default shall have occurred and be continuing at the time such Restricted Payment is made or would result from the making or declaration of such Restricted Payment, this Section 7.25(c) shall not apply to (i) any Restricted Payment made by the Company to Parent Corp. and used by Parent Corp. to make a scheduled payment of principal or interest on any of Parent Corp.’s Indebtedness or to pay any management fees, and (ii) any other Restricted Payment by the Company or any of the Restricted Subsidiaries so long as, immediately after giving effect thereto, (A) the Cash Flow Ratio is less than or equal to 5.00 to 1.00 on such date and (B) the Senior Secured Leverage Ratio is less than or equal to 4.00 to 1.00. The foregoing provisions of this Section 7.25(c) shall not prevent a Restricted Payment within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the foregoing provisions or this Section 7.25(c).

(d) Re-designation of a Restricted Subsidiary as an Unrestricted Subsidiary. In the event that any Restricted Subsidiary that is a Pledgor under the Pledge Agreement is re-designated by the Company as an Unrestricted Subsidiary in accordance with Section 1010 of the Applicable Indenture, such Restricted Subsidiary’s Security Interest and obligations under Articles 1, 3 and 4 of the Pledge Agreement shall terminate with respect to the Term B Facility on the date of such re-designation; provided that such termination shall become effective only in the event that such Security Interest shall have terminated with respect to each other Facility under the Credit Agreement in accordance with Section 5.17 of the Pledge Agreement.

(e) Debt Ratings. The Company shall use commercially reasonable efforts to maintain at all times a debt rating for the applicable Term B Facility from Moody’s or S&P.

Section 7.26 Additional Facility Covenants. The Company and each of the Restricted Subsidiaries shall comply with each covenant contained in any Additional Facility Supplement, subject to any applicable grace periods and notice requirements.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Each of the following shall constitute an “Event of Default”:

(a) Any representation or warranty in this Credit Agreement or any other Loan Document or in any certificate, statement or other document furnished to the Lenders or the Administrative Agent pursuant hereto (including, without limitation, any amendment thereto), or any certification made or deemed to have been made by the Company or any Restricted Subsidiary to any Lender or the Administrative Agent hereunder, shall prove to have been incorrect, or shall be breached, in any material respect when made or deemed made; provided that any representation made pursuant to Section 5.02 in respect of the absence of any Default shall not constitute an Event of Default if (i) at the time of such representation, such Default was not known to a Responsible Officer and (ii) prior to such Default, the absence of which is the subject of such representation, becoming an Event of Default, such Default has been cured or waived in accordance with this Credit Agreement; provided further that the Event of Default contained in this Section 8.01(a) shall apply to the Term B Facility only to the extent that such Event of Default relates to any representation or warranty made or deemed to be made to the Term B Tranche Lenders (i) on the Term B Closing Date, or (ii) in any certificate delivered by the Company pursuant to Section 7.01 hereof or in any Loan Document entered into with, or in favor of, such Term B Tranche Lenders or any related amendment, waiver or other instrument, in each case, entered into after the date hereof; and provided further that the Event of Default contained in this Section 8.01(a) shall apply to an Additional Term B Facility, if any, only to the extent that such Event of Default relates to any representation or warranty made or deemed to be made to the Additional Facility Lenders party thereto (i) on the respective Additional Facility Closing Date, or (ii) in any certificate delivered by the Company pursuant to Section 7.01 hereof or in any Loan Document entered into with, or in favor of, such Additional Facility Lenders or any related amendment, waiver or other instrument, in each case, entered into after the date hereof; or

(b) (i) Default in the payment when due of any principal of any Revolving Credit Loan, Term A Tranche Loan or any L/C Obligation, default in the deposit when due of funds as Cash Collateral in respect of L/C Obligations or default in the payment when due of interest on any Revolving Credit Loan, Term A Tranche Loan or on any L/C Obligation, or any fee due hereunder or under any other Loan Document or any other amount payable to any Revolving Credit Lender or Term A Tranche Lender hereunder or under any other Loan Document, and the failure to pay such interest, fee or such other amount within two Business Days after the same becomes due or (ii) Default in the payment when due of any principal of any Term B Tranche Loan or default in the payment when due of interest on any Term B Tranche Loan, or any fee due hereunder or under any other Loan Document or any other amount payable to any Term B Tranche Lender or the Administrative Agent hereunder or under any other Loan Document, and the failure to pay such interest or such other amount within two Business Days after the same becomes due; or

(c) Default by the Company or any of the Restricted Subsidiaries in the performance or observance of any of its agreements in Article VII hereof (other than Section 7.01, Section 7.02, Section 7.03, Section 7.05, Section 7.06, Section 7.07, Section 7.08, Section 7.10, Section 7.11, Section 7.17 and Section 7.20 hereof but including Section 7.01(f) hereof); or

(d) (i) Default by the Company or any of the Restricted Subsidiaries in the performance or observance of any of its other agreements herein (other than those specified in Section 8.01(c)) or in any other Loan Document, which shall remain unremedied for 30 days after notice thereof shall have been given to the Company by any Lender (other than any Term B Tranche Lender) or the Administrative Agent (provided that such period shall be five days in the case of a default under Section 7.17 hereof and provided further that such period shall be fifteen days and no such notice shall be required in the case of a default under Section 7.01(d) hereof) or (ii) Default by the Company or any of the Restricted Subsidiaries in the performance or observance of any of its other agreements herein or in any other Loan Document (other than any covenant set forth in Article VII except for Section 7.25 or 7.26 (to the extent it relates to a Term B Tranche Facility)), which shall remain unremedied for 60 days after notice thereof shall have been given to the Company by Term B Tranche Lenders holding at least 25% of the aggregate of all Term B Tranche Facilities on the date such notice is given or the Administrative Agent; or

(e) Any Indebtedness of the Company (including any Indebtedness hereunder) or any of the Restricted Subsidiaries in an aggregate principal amount of $25,000,000 or more, excluding (i) any Indebtedness owing solely to the Company or a Restricted Subsidiary and (ii) any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Company or such Restricted Subsidiary has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves (such Indebtedness under clauses (i) and (ii) above herein called “Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or

(f) Any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which Indebtedness of the Company or any of the Restricted Subsidiaries constituting indebtedness for borrowed money in an aggregate principal amount of $25,000,000 or more is outstanding (other than Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness; or

(g) The Company or any of the Restricted Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) commence a voluntary case under any Debtor Relief Law (as now or hereafter in effect), (vi) file a petition seeking to take advantage of any Debtor Relief Law, (vii) acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against the Company or any Restricted Subsidiary in any involuntary case under any such Debtor Relief Law, or (viii) take any action for the purpose of effecting any of the foregoing; or

(h) A case or other proceeding shall be commenced, without the application, approval or consent of the Company or any of the Restricted Subsidiaries, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment or debts of the Company or any Restricted Subsidiary, the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Restricted Subsidiary or of all or any substantial part of its assets, or any other similar action with respect to the Company or such Restricted Subsidiary under any Debtor Relief Law, and such case or proceeding shall continue undismissed, or unstayed and in effect, for any period of 30 consecutive days, or an order for relief against the Company or any Restricted Subsidiary shall be entered in an involuntary case under any Debtor Relief Law (as now or hereafter in effect); or

(i) (i) A judgment for the payment of money in excess of $25,000,000 shall be rendered against the Company or any Restricted Subsidiary and such judgment shall remain unsatisfied and in effect for any period of 60 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded or (ii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and either (x) an enforcement proceeding shall have been commenced by any creditor upon such judgment or (y) such judgment remains undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days, provided that, the aggregate of all such judgments exceeds $50,000,000; or

(j) Any Franchise issued to the Company or any Restricted Subsidiary shall be revoked or canceled or expire by its terms and not be renewed, or shall be modified in a manner adverse to the Company or the Restricted Subsidiary utilizing such Franchise, if such revocation, cancellation, expiration or non-renewal is likely to have a Materially Adverse Effect (after giving effect to any temporary operating authority); or

(k) (i) Any Termination Event shall occur; (ii) with respect to any Plan, any Accumulated Funding Deficiency shall exist or any Minimum Required Contribution shall fail to be satisfied, in each case whether or not the relevant minimum funding standard (within the meaning of Section 412 of the Code) is waived; (iii) any Person shall engage in any Prohibited Transaction involving any Plan; (iv) the Company or any ERISA Affiliate is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Company’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan; (v) the conditions for imposition of a lien under Section 303(k) or 4068 of ERISA shall have been met with respect to a Plan; (vi) the Company or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Plan under Title IV of ERISA and which, when aggregated with all other such amounts with respect to the payment of which the Company and its ERISA Affiliates are at the time in default, exceeds $500,000; (vii) a proceeding shall be instituted by a fiduciary of any Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; (viii) the assumption of, or any material increase in, the contingent liability of the Company or any ERISA Affiliate with respect to any post-retirement welfare liability and such assumption or material increase has had, or could reasonably be expected to have, a Materially Adverse Effect; and by reason of any or all of such events described in clauses (i) through (viii) as applicable there is, or such event or events could result in, actual or potential liability of the Company and any ERISA Affiliates in excess of $500,000 in the aggregate; or

(l) (i) Dolan Family Interests shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Agreement Date) promulgated under the Securities and Exchange Act of 1934, as amended) of shares of the capital stock of Parent Corp. having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the Board of Directors of Parent Corp., or (ii) Parent Corp. shall cease to own (free and clear of all Liens) directly 100% of the common stock of the Company, or any Person (other than Parent Corp.) shall obtain the legal or contractual right to own, or to cause the transfer of the ownership of, any of the common stock of the Company, without regard to any required approval of any other Person; or

(m) The Company or any Restricted Subsidiary asserts or any Affiliate institutes any proceedings seeking to establish or any Person obtains a judgment establishing that (i) any provision of the Loan Documents is invalid, not binding or unenforceable or (ii) the Lien created, or purported to be created, by the Loan Documents is not a valid and perfected first priority security interest in the property in which such Lien is created, or purported to be created, pursuant to the Loan Documents

Section 8.02 Remedies upon Event of Default. (a) Revolver/Term A Event of Default. If any Revolver/Term A Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolver/Term A Lenders, take any or all of the following actions:

(i) declare the commitment of each Revolving Credit Lender, each Term A Lender and each Additional Facility Lender, if any, party to an Additional Facility Supplement which makes such Revolver/Term A Event of Default applicable to such Additional Facility Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Revolving Credit Loans, Term A Loans and Additional Facility Loans, if any, if such Additional Facility Loans are advanced under an Additional Facility Supplement which makes such Revolver/Term A Event of Default applicable to such Additional Facility Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable to any Revolver Credit Lender, Term A Lender or any Additional Facility Lender holding such Additional Facility Loans or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(iii) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself, the Revolving Credit Lenders, the Term A Lenders, and any Additional Facility Lenders, if any, party to an Additional Facility Supplement which makes such Revolver/Term A Event of Default applicable to such Additional Facility Lender and the L/C Issuer all rights and remedies available to it and such Lenders under the Loan Documents.

(b) Other Event of Default. If any Event of Default (other than a Revolver/Term A Event of Default) occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(iii) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it and such Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, to the extent due and payable, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, and which have become due and owing, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C

Issuer, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.07 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including, the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof on the Agreement Date shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 2.03(i) and (j), Section 2.08 and Section 10.04 allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.08 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.14(ii).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Company or the applicable Loan Party, as the case may be, and (i) in the case of an amendment or waiver of any covenant set forth in Article VII (other than any covenant set forth in Section 7.25 or 7.26 (to the extent it relates to a Term B Tranche Facility) or Revolver/Term A Default, the Required Revolver/Term A Lenders and (ii) in the case of an amendment or waiver of any other provision or Event of Default, the Required Lenders, and, in each case, acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) (i) waive any condition set forth in Section 5.01 (other than Section 5.01(h)), or, in the case of the initial Credit Extension, Section 5.02, without the written consent of each Lender or (ii) waive any condition set forth in Section 6 of any Additional Term B Supplement (other than Section 6(h) thereof), or, in the case of the making of the Term B Tranche Loans, Section 5.02, without the written consent of each applicable Term B Tranche Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 5.02 as to any Credit Extension under a particular Facility without the written consent of the applicable Required Revolving Lenders, Required Term A Tranche Lenders, or Required Term B Tranche Lenders, if any, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Credit Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate;

(f) change (i) Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or Section 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (A) if such Facility is the Term A Tranche Facility, the applicable Required Term A Tranche Lenders, (B) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders, and (C) if such Facility is a Term B Tranche Facility, the applicable Required Term B Tranche Lenders or (iii) Section 8.03, without the written consent of each Lender;

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Term A Lenders,” Required Term A Tranche Lenders,” “Required Term B Lenders,” Required Term B Tranche Lenders,” or “Required Revolver/Term A Lenders” without the written consent of each Lender under the applicable Facility or Facilities;

(h) release all or a significant portion of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release or remove all or a significant portion of the Guarantors, without the written consent of each Lender; or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is a Term A Tranche Facility, the Required Term A Tranche Lenders, (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders, and (iv) if such Facility is the Term B Tranche Facility, the Required Term B Tranche Lenders, if any;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Loan Document; (iii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company, the Guarantors, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including Securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of Securities Laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders.The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent, the L/C Issuer or any Lender to exercise, and no delay by any such Person in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers or privileges provided herein, and provided under any other Loan Document, are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.07 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of outstanding Loans and undrawn Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

Section 10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of a Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Assignment to the Company. Notwithstanding anything else to the contrary contained in this Section 10.06, the Company shall not constitute an “Eligible Assignee” for purposes of any assignment hereunder unless (A) no Event of Default has occurred and is continuing or would result from such assignment, (B) the Administrative Agent has received prior written notice of such assignment, (C) the Company represents and warrants as of the date of any such assignment that the Company does not have any MNPI with respect to the Company and the Restricted Subsidiaries, taken as a whole, that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI) prior to such date, (D) such assignment is of Term Loans and not Revolving Credit Loans or Commitments, (E) no borrowing of Revolving Credit Loans are used to fund the purchase or acquisition of Term Loans pursuant to such assignment. Immediately upon the assignment of such Term Loans to the Company, such Term Loans shall be deemed cancelled and repaid in full and shall cease to be outstanding for any purpose under the Loan Documents, and the Company shall execute such documentation confirming the foregoing as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly inform each other Lender under the applicable Facility that Term Loans under such Facility have been assigned to the Company and cancelled, together with a statement of the remaining Loans outstanding under such Facility.

(vi) No Assignment to Certain Persons. No such assignment shall be made to (x) a natural person, (y) a Defaulting Lender or any subsidiary of a Defaulting Lender or (z) an Affiliate of the Company.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage in respect thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment and acceptance of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.09 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the

Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 10.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.11 Severability. If any provision of this Credit Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.12 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.05), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 10.13 Governing Law; Jurisdiction; Etc. (a) THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C

ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent and Joint Lead Arrangers, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Joint Lead Arranger has advised or is currently advising the Company or any of its Affiliates on other matters) and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

Section 10.17 Senior Indebtedness. The Obligations shall constitute “Senior Indebtedness” as such term is defined in all Debt Instruments to which the Company or any Restricted Subsidiary is a party and which contains such a definition.

Section 10.18 Liability of General Partners and Other Persons. No general partner of any Restricted Subsidiary that is a partnership, joint venture or joint adventure shall have any personal liability in respect of such Restricted Subsidiary’s obligation under this Credit Agreement or the Notes by reason of his, her or its status as such general partner. In addition, no limited partner, officer, employee, director, stockholder or other holder of an ownership interest of or in the Company or any Restricted Subsidiary or any partnership, corporation or other entity which is a stockholder or other holder of an ownership interest of or in the Company or any Restricted Subsidiary shall have any personal liability in respect of such obligations by reason of his, her or its status as such limited partner, officer, employee, director, stockholder or holder.

Section 10.19 Authorization of Third Parties to Deliver Information and Discuss Affairs. The Company hereby confirms that it has authorized and directed each Person whose preparation or delivery to the Administrative Agent or the Lenders of any opinion, report or other information is a condition or covenant under this Credit Agreement (including under Article V and Article VII) to so prepare or deliver such opinions, reports or other information for the benefit of the Administrative Agent and the Lenders. The Company agrees to confirm such authorizations and directions provided for in this Section 10.19 from time to time as may be requested by the Administrative Agent.

Section 10.20 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto other than a Public Lender as provided in Section 7.01, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (other than in the case of a pledge to any Federal Reserve Bank), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any pledgee referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the written consent of the Company, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Company or any other Loan Party.

In the event that the Administrative Agent, a Lender or an L/C Issuer are requested or required pursuant to clause (b) or (c) above to disclose any Information, to the extent permitted by law, such person shall provide the Company with prompt written notice, to the extent practicable and not in contravention with such request or requirement, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If such notice is not practicable or in contravention with such request or if, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the Administrative Agent, such Lender or such L/C Issuer is nonetheless compelled to disclose Information, such person may, without liability hereunder, disclose only that portion of the Information that is legally required to be disclosed, provided that such person exercises reasonable efforts, to the extent practicable, to preserve the confidentiality of such Information. Notwithstanding the foregoing, the Administrative Agent, the Lenders and the L/C Issuers may disclose Information to any regulatory or self-regulatory agency having jurisdiction over it in the course of routine reviews or audits, which Information may be disclosed without notice or restriction. For purposes hereof, “routine” reviews or audits shall not include any reviews or audits the target of which is the Company in particular (as opposed to the Company having been arbitrarily selected as part of a wider review or audit).

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary thereof relating to any Company or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the Closing Date, such information shall not be Information subject to this confidentiality provision if it is stamped “Public”.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.21 Acknowledgement. The Company hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Company arising out of or in connection with this Credit Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

CSC HOLDINGS, LLC

By:	/s/ Kevin F. Watson
	Name:	Kevin F. Watson
	Title:	Senior Vice President & Treasurer

1047 E 46TH STREET CORPORATION

151 S. FULTON STREET CORPORATION

2234 FULTON STREET CORPORATION

A-R CABLE SERVICES - NY, INC.

CABLEVISION LIGHTPATH - CT, LLC

CABLEVISION LIGHTPATH - NJ, LLC

CABLEVISION OF BROOKHAVEN, INC.

CABLEVISION OF HUDSON COUNTY, LLC

CABLEVISION OF LITCHFIELD, INC.

CABLEVISION OF MONMOUTH, LLC

CABLEVISION OF NEW JERSEY, LLC

CABLEVISION OF OAKLAND, LLC

CABLEVISION OF PATERSON, LLC

CABLEVISION OF ROCKLAND/RAMAPO, LLC

CABLEVISION OF WARWICK, LLC

CABLEVISION OF SOUTHERN WESTCHESTER, INC.

CABLEVISION OF WAPPINGERS FALLS, INC.

CABLEVISION SYSTEMS BROOKLINE CORPORATION

CSC HOLDINGS CREDIT AGREEMENT (2013)

CABLEVISION SYSTEMS DUTCHESS CORPORATION

CABLEVISION SYSTEMS EAST HAMPTON CORPORATION

CABLEVISION SYSTEMS GREAT NECK CORPORATION

CABLEVISION SYSTEMS HUNTINGTON CORPORATION

CABLEVISION SYSTEMS ISLIP CORPORATION

CABLEVISION SYSTEMS LONG ISLAND CORPORATION

CABLEVISION SYSTEMS NEW YORK CITY CORPORATION

CABLEVISION SYSTEMS SUFFOLK CORPORATION

CABLEVISION SYSTEMS WESTCHESTER CORPORATION

CSC ACQUISITION - MA, INC.

CSC ACQUISITION - NY, INC.

CSC ACQUISITION CORPORATION

CSC GATEWAY LLC

CSC OPTIMUM HOLDINGS, LLC

CSC TECHNOLOGY, LLC

CSC TKR, LLC

LIGHTPATH VOIP, LLC

PETRA CABLEVISION CORP.

NY OV LLC

OV LLC

CSC HOLDINGS CREDIT AGREEMENT (2013)

SAMSON CABLEVISION CORP.

SUFFOLK CABLE CORPORATION

SUFFOLK CABLE OF SHELTER ISLAND, INC.

SUFFOLK CABLE OF SMITHTOWN, INC.

TELERAMA, INC.

By:	/s/ Kevin F. Watson
	Name:	Kevin F. Watson
	Title:	Senior Vice President and Treasurer

CABLEVISION LIGHTPATH, INC., effective after receipt of the regulatory approval specified on Schedule 6.03

By:	/s/ Kevin F. Watson
	Name:	Kevin F. Watson
	Title:	Senior Vice President and Treasurer

CSC GATEWAY, LLC
CABLEVISION OF NEW JERSEY, LLC
each a General Partner of
CABLEVISION OF NEWARK

CABLEVISION SYSTEMS BROOKLINE CORPORATION
Managing General Partner of
CABLEVISION OF OSSINING LIMITED PARTNERSHIP

By:	/s/ Kevin F. Watson
	Name:	Kevin F. Watson
	Title:	Senior Vice President and Treasurer

CSC HOLDINGS CREDIT AGREEMENT (2013)

BANK OF AMERICA, N.A.,
as Administrative Agent

By	/s/ Eric Ridgway
	Name:	Eric Ridgway
	Title:	Vice President

BANK OF AMERICA, N.A.,
as L/C Issuer and a Lender

By	/s/ Eric Ridgway
	Name:	Eric Ridgway
	Title:	Vice President

BANK OF AMERICA, N.A.,
as Collateral Agent

By	/s/ Paley Chen
	Name:	Paley Chen
	Title:	Vice President

Name of Lender:

THE BANK OF NEW YORK MELLON,
as a Lender

By	/s/ Thomas J. Tarasovich, Jr.
	Name:	Thomas J. Tarasovich, Jr.
	Title:	Vice President

CSC HOLDINGS CREDIT AGREEMENT (2013)

Name of Lender:

THE BANK OF NOVA SCOTIA,
as a Lender

By	/s/ Joseph Ward
	Name:	Joseph Ward
	Title:	Director

Name of Lender:

BARCLAYS BANK PLC,
as a Lender

By	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

Name of Lender:

BNP Paribas, as a Lender

By	/s/ Barbara Nash
	Name:	Barbara Nash
	Title:	Managing Director

By	/s/ Maria Mulic
	Name:	Maria Mulic
	Title:	Vice President

CSC HOLDINGS CREDIT AGREEMENT (2013)

Name of Lender:

Citibank, N.A., as a Lender

By	/s/ Keith Lukasavich
	Name:	Keith Lukasavich
	Title:	Vice President

Name of Lender:

COBANK, ACB, as a Lender

By	/s/ Ted Koerner
	Name:	Ted Koerner
	Title:	Vice President

Name of Lender:

Credit Agricole Corporate and Investment Bank,
as a Lender

By	/s/ Tanya Crossley
	Name:	Tanya Crossley
	Title:	Managing Director

By	/s/ Kestrina Budina
	Name:	Kestrina Budina
	Title:	Director

CSC HOLDINGS CREDIT AGREEMENT (2013)

Name of Lender:

Credit Industriel et Commercial, as a Lender

By	/s/ Marcus Edward
	Name:	Marcus Edward
	Title:	Managing Director

By	/s/ Brian O’Leary
	Name:	Brian O’Leary
	Title:	Managing Director

Name of Lender:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By	/s/ Judy Smith
	Name:	Judy Smith
	Title:	Managing Director

By	/s/ Michael D’Onofrio
	Name:	Michael D’Onofrio
	Title:	Associate

CSC HOLDINGS CREDIT AGREEMENT (2013)

Name of Lender:

Deutsche Bank AG New York Branch, as a Lender

By	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

By	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

Name of Lender:

Goldman Sachs Bank USA, as a Lender

By	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

Name of Lender:

JPMorgan Chase Bank, N.A., as a Lender

By	/s/ John Kowalczuk
	Name:	John Kowalczuk
	Title:	Executive Director

CSC HOLDINGS CREDIT AGREEMENT (2013)

Name of Lender:

NATIXIS, NEW YORK BRANCH, as a Lender

By	/s/ Gerry Canet
	Name:	Gerry Canet
	Title:	Managing Director

By	/s/ Ronald Lee
	Name:	Ronald Lee
	Title:	Vice President

Name of Lender:

Royal Bank of Canada, as a Lender

By	/s/ D.W. Scott Johnson
	Name:	D.W. Scott Johnson
	Title:	Authorized Signatory

Name of Lender:

The Royal Bank of Scotland plc, as a Lender

By	/s/ Matthew Pennachio
	Name:	Matthew Pennachio
	Title:	Director

Name of Lender:

SunTrust Bank, as a Lender

By	/s/ Andrew Cozewith
	Name:	Andrew Cozewith
	Title:	Director

CSC HOLDINGS CREDIT AGREEMENT (2013)

Name of Lender:

TD Bank, NA, as a Lender

By	/s/ Shivani Agarwal
	Name:	Shivani Agarwal
	Title:	Senior Vice President

Name of Lender:

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Gail F. Scannell
	Name:	Gail F. Scannell
	Title:	Senior Vice President

CSC HOLDINGS CREDIT AGREEMENT (2013)